Exhibit 4.1

EXECUTION COPY

INDENTURE

Dated as of AUGUST 13, 2024

between

AMENTUM ESCROW CORPORATION,
as Escrow Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

7.250% SENIOR NOTES DUE 2032

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D-1	Form of Guarantor Supplemental Indenture
Exhibit D-2	Form of SpinCo Supplemental Indenture

-v-

INDENTURE, dated as of August 13, 2024, between Amentum Escrow Corporation, a Delaware corporation (the “Escrow Issuer” or the “Issuer”) and U.S. Bank Trust Company, National Association, a national banking corporation, as Trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $1,000,000,000 aggregate principal amount of 7.250% Senior Notes due 2032 (the “Initial Notes”);

WHEREAS, the Notes are being issued as part of the Refinancing Transactions being undertaken by Amentum and its subsidiaries in connection with the proposed combination of the SpinCo Business with Amentum through the RMT Transactions;

WHEREAS, regardless of whether the Amentum Credit Agreements Refinancing is consummated, substantially concurrently with the Effective Date, each of the Effective Date Guarantors shall enter into a supplemental indenture substantially in the form set forth in Exhibit D-1 hereto (the “Guarantor Supplemental Indenture”), in the case of the Effective Date Guarantors becoming Guarantors substantially concurrently with the Effective Date, or a supplemental indenture substantially in the form of Exhibit D-2 (the “SpinCo Supplemental Indenture” and, together with the Guarantor Supplemental Indenture, the “Supplemental Indentures”), in the case of SpinCo to the extent it will become the Issuer substantially concurrently with the Effective Date; and

WHEREAS, the Escrow Issuer has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Escrow Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.          Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of Parent as a result of the acquisition of such Capital Stock by Parent or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Parent; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01, 4.09 and 4.12, as part of the same series as the Initial Notes.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” of Parent or any subsidiary thereof solely because it is an unrelated portfolio company of any Sponsor.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” means any Registrar or Paying Agent.

“Amentum” means Amentum Parent Holdings LLC, a Delaware limited liability company, and not any direct or indirect subsidiaries of Amentum.

“Amentum Borrower” means Amentum Government Services Holdings LLC.

“Amentum Business” means the business of Amentum that will be combined with the SpinCo Business in accordance with the RMT Transaction Documents.

“Amentum Co-Borrower” means Amentum N&E Holdings LLC.

“Amentum Credit Agreement Accession” means, upon the consummation of the RMT Transactions, the accession of SpinCo and certain of its subsidiaries as guarantors and grantors to secure the obligations under the Existing Amentum Credit Agreements.

“Amentum Credit Agreements Refinancing” means, if and when the New Credit Agreement is funded,  the repayment in full of the outstanding borrowings under the Existing Amentum Credit Agreements and the termination of the Existing Amentum Credit Agreements.

“Ancillary Services” means any of the following: letters of credit, bank guaranties, bankers’ acceptances, surety, performance, completion or similar guaranties, bonds or similar instruments in respect of tenders, statutory obligations, licenses, permits, bids, leases, governmental contracts, development obligations, client, customer and other trade contracts, utility contracts or services, surety, stay, customs, appeal, performance, completion, payment, financial assurance, return of money or other similar obligations or supply chain financing services and any arrangements or services similar to any of the foregoing.

“Applicable Percentage” means 100%; provided that the Applicable Percentage shall be (1) 50% if the Consolidated Secured Leverage Ratio would be less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, or (2) 0% if the Consolidated Secured Leverage Ratio would be less than or equal to 3.50 to 1.00, in each case, with the Consolidated Secured Leverage Ratio to be determined as of the last day of the then most recent Test Period on or prior to the date on which the prepayment under Section 4.10 with respect to which the Applicable Percentage is being determined may be made (or, if earlier, is made), determined on a Pro Forma Basis (including giving pro forma effect to such prepayment under Section 4.10 and all related transactions).

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)          1.0% of the principal amount of such Note; and

(2)         the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 1, 2027 (such redemption price being set forth in the table appearing in Section 3.07(b)), plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2027 (excluding accrued but unpaid interest to the Redemption Date), computed by the Issuer on a semi-annual basis (assuming a 360-day year consisting of twelve 30-

day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer and shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear or Clearstream that apply to such transfer or exchange.

“AS” means American Securities, LLC, a New York limited liability company.

“Asset Sale” means the Disposition of any property or any assets of Parent or its Restricted Subsidiaries having, in a single transaction or a series of related transactions, a fair market value in excess of the greater of $110 million and 10% of Consolidated EBITDA for the then most recently ended Test Period, other than:

(a)          transactions permitted pursuant to Section 5.01 or that constitute a Change of Control pursuant to this Indenture;

(b)          Dispositions (including of Capital Stock) among Parent or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c)          (i) the liquidation or dissolution of any Restricted Subsidiary if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Holders; (ii) any merger, consolidation, amalgamation, dissolution or liquidation that constitutes or effects any Disposition otherwise permitted by Section 4.10 (for the avoidance of doubt including pursuant to this definition, but excluding clauses (a), (b) and this clause (c) of this definition); and (iii) the conversion of Parent or any Restricted Subsidiary into another form of entity or any merger, consolidation or amalgamation in connection with internal reorganizations or restructurings or activities related to tax planning so long as, in the case of any such transaction involving any Guarantor, after giving effect to such conversion, merger, consolidation, amalgamation, reorganization, restructuring or activity, the value of the Note Guarantees, taken as a whole, is not materially reduced (as reasonably determined by Parent in good faith);

(d)          (i) Dispositions of inventory, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing, subleasing, licensing or sublicensing of property in the ordinary course of business;

(e)          Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of Parent, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of Parent) or (ii) otherwise economically impracticable to maintain;

(f)          Dispositions of Cash or Cash Equivalents or assets that were Cash Equivalents when the relevant original Investment was made;

(g)          Dispositions, mergers, consolidations, amalgamations, dissolutions or liquidations that constitute or effect (i) Permitted Liens and (ii) Restricted Payments permitted by Section 4.07 (for the avoidance of doubt, including pursuant to the definition of “Permitted Investments”, but excluding Investments pursuant to clause (j) of such definition);

(h)          [reserved];

(i)          Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)          Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell or put/call arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;

(k)         Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any factoring, discount, netting or forgiveness thereof) or in connection with the collection or compromise thereof (including pursuant to incentive, supplier finance or similar programs);

(l)          Dispositions or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)          (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or subleased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)          Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o)          Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)          to the extent constituting a Disposition, the consummation of the Transactions, including Dispositions made pursuant to the terms of the RMT Transaction Documents;

(q)          Dispositions of (i) any non-core assets (as determined by Parent in good faith) or any Real Estate Assets, in each case, acquired in connection with any acquisition or Investment permitted by this Indenture or (ii) any non-core or idle assets (as determined by Parent in good faith); provided that the aggregate fair market value of the assets Disposed of under this clause (ii) shall not exceed the greater of $390 million and 35% of Consolidated EBITDA for the then most recently ended Test Period;

(r)          exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value for like assets;

(s)          [reserved];

(t)          (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of Parent or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of Parent, are not material to the conduct of the business of Parent or its Restricted Subsidiaries, or are no longer economical to maintain in light of their use;

(u)          terminations or unwinds of Hedge Agreements;

(v)          Dispositions of Capital Stock in, or of Indebtedness or other securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary that does not own any material assets other than the Capital Stock in, or Indebtedness or other securities of, any Unrestricted Subsidiary);

(w)          Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person;

(x)          Dispositions made to comply with any order of any Governmental Authority or any applicable law (including any Disposition of assets (including Capital Stock) made to obtain the approval of any applicable antitrust authority in connection with any acquisition or Investment);

(y)          any Disposition of Capital Stock in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired by Parent or its Restricted Subsidiaries, or from which such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(z)          any Disposition of motor vehicles and information technology equipment or other assets purchased at the end of an operating lease and resold thereafter;

(aa)        any Disposition of Capital Stock in any subsidiary of Parent to members of the board of directors (or equivalent body otherwise named) of such subsidiary in order to qualify members of the board of directors of such subsidiary, if required by applicable law;

(bb)        other Dispositions of assets, provided that, with respect to any such Disposition, the fair market value of assets subject to such Disposition, when taken together with the aggregate fair market value of assets subject to all other such Dispositions theretofore consummated in the same fiscal year, shall not exceed the greater of $170 million and 15% of Consolidated EBITDA for the then most recently ended Test Period (determined prior to giving pro forma effect to such Disposition), which amount, if not used in any fiscal year (commencing with the fiscal year in which the Effective Date occurs), shall be carried forward to succeeding fiscal years;

(cc)       Dispositions of accounts receivable, notes receivables, unbilled revenue or other securitization assets or any related assets (or of the Capital Stock in, or Indebtedness or other securities of, any Receivables Subsidiary) in connection with any Permitted Receivables Financing; and

(dd)        Dispositions that constitute or effect any Sale and Lease-Back Transaction; provided that to the extent such Sale and Lease-Back Transaction results in an incurrence of

Indebtedness by Parent or any Restricted Subsidiary, such Indebtedness is permitted by Section 4.09 (and any related Permitted Liens on assets of Parent or any Restricted Subsidiary).

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale (or constitutes a permitted exception to the definition of “Asset Sale”) and would also be a permitted Restricted Payment or Permitted Investment, Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale (or a permitted exception thereto) or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Assumption” means SpinCo becoming the primary obligor (as Issuer) under the Notes and this Indenture.

“Available Equity Contribution Amount” means, at any time, an amount (which shall not be less than zero) equal to the portion of the capacity under Section 4.07(a)(2) that Parent attributes to Sections 4.07(a)(2)(iii), (iv) and (v), in each case, at such time.

“Available RP Capacity Amount” means, at any time, (a) the aggregate amount of Restricted Payments then permitted to be made in reliance on Section 4.07(b)(viii) plus (b) the aggregate amount of Restricted Debt Payments then permitted to be made in reliance on Section 4.07(b)(xix), in each case, determined without giving effect to any reduction thereof on account of any Indebtedness outstanding in reliance on clause (q)(ii) of the second paragraph of Section 4.09.

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), services in connection with collections, payroll, trust lockbox or stop payment, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing or otherwise in connection with Cash management and deposit accounts.

“Basket Reduction Amount” means, as of any date, the aggregate amount of any optional prepayments, redemptions, repurchases or other retirement of any Indebtedness of Parent or any of its Restricted Subsidiaries that was outstanding on or prior to such date under subclause (A)(ii) or subclause (B) of clause (a) of the second paragraph of Section 4.09 so long as, in the case of any such optional prepayment, redemption, purchase, repurchase or assignment or other retirement, it was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness); provided that, in the case of any optional prepayment, redemption, repurchase or other retirement of any such Indebtedness that was outstanding under such subclause (A)(ii), to the extent such prepayment, redemption, repurchase or other retirement increased availability under such subclause (A)(ii) as a result thereof, the Basket Reduction Amount shall be determined net of such increase to the extent required to eliminate duplication of availability under such subclause (A)(ii) and subclause (A)(iii) of clause (a) of the second paragraph of Section 4.09.

“Below Investment Grade Rating Event” means both (i) the Notes are downgraded and (ii) have below Investment Grade Ratings, in the case of each of clauses (i) and (ii), by each of the Rating Agencies on the 60th day following the occurrence of a Change of Control (which date will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings change), provided that no such extension shall occur if on such 60th day the Notes have an Investment Grade Rating from at least one Rating Agency and are not subject to review for possible downgrade by such Rating Agency, and provided further, that a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Issuer or the Trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.  In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.  The amount of obligations with respect to any Capital Lease shall be the amount thereof recorded as a liability on the balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash” means money, currency or a credit balance in any deposit account.

“Cash Equivalents” means, as at any date of determination,

(a)          readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or the Canadian government or (ii) issued by any agency or instrumentality of the U.S. or Canada the obligations of which are backed by the full faith and credit of the U.S. or Canada, as the case may be, and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(b)        readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or any public instrumentality thereof or by any foreign government or any political subdivision or any public instrumentality thereof, in each case, having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c)         commercial paper having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(d)          deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any lender under the Senior Credit Facilities or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(e)          securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;

(f)          Indebtedness issued by Persons (other than Parent, any Sponsor, Jacobs or any Affiliate of any of the foregoing) with a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)         shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (f) above, (ii) net assets of not less than $250,000,000 and (iii) a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(h)          solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or parent companies thereof) have, where applicable, the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Parent or its Restricted Subsidiaries in accordance with their ordinary course investment practices for cash management.

“Change of Control” means the occurrence of one or more of the following events after the Issue Date (and excluding, for the avoidance of doubt, the Transactions and the SpinCo-Issuer Merger):

(1)          the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders (for the avoidance of doubt, not including a merger, consolidation, amalgamation or other business combination);

(2)          Parent becoming aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Effective Date), other than one or more of the Permitted Holders (and other than any Person that is acting solely as an underwriter or initial purchaser in connection with a public or private offering of any Capital Stock, acting in such capacity), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Effective Date) of Voting Stock of Parent representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of Parent, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of Parent; or

(3)          solely after the Effective Date and to the extent the Issuer is the Escrow Issuer, the Escrow Issuer ceasing to be a direct or indirect Wholly-Owned Subsidiary of SpinCo.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 under the Exchange Act, (i) a Person or group shall not be deemed to beneficially own any Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock pursuant to such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a group consisting solely of one or more Permitted Holders) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns Voting Stock of such Person’s parent representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of such Person’s parent and (iv) the right of any Person to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power of any Person in connection with the acquisition or disposition of Capital Stock will not cause such Person to be a beneficial owner of such Voting Stock.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Clearstream” means Clearstream Banking, Société Anonyme.

“CNI Growth Amount” means, at any time, an amount determined on a cumulative basis for each fiscal quarter (commencing with the fiscal quarter during which the Effective Date occurs) with respect to which (or with respect to the fiscal year that includes such fiscal quarter) financial statements have been delivered pursuant to Section 4.03 (or, if earlier, at the option of Parent, are internally available), equal to 50% of Consolidated Net Income for such fiscal quarter, if Consolidated Net Income for such fiscal quarter is greater than zero; provided that the CNI Growth Amount shall not be less than zero at any time.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated EBITDA” means, with respect Parent and its Restricted Subsidiaries on a consolidated basis for any period and subject to Sections 1.05 and 1.06, the sum (without duplication) of:

(a)          Consolidated Net Income for such period; plus

(b)          without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):

(i)          Consolidated Interest Expense;

(ii)        Taxes paid and any provision for Taxes, including income, capital, federal, state, provincial, territorial, local, franchise, excise and similar Taxes, sales and use Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination and any such Tax pursuant to any Tax sharing arrangement or as a result of any Tax distribution that is permitted pursuant to Section 4.07(b)(xiv)(B)) paid or accrued during such period;

(iii)        all depreciation;

(iv)        any non-cash Charge, provided that to the extent that any such non-cash Charge represents an accrual of or reserve for Cash expenditures in any future period, (A) Parent may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent Parent elects to add back such non-cash Charge, the cash payment in respect thereof in any future period shall be deducted in calculating Consolidated EBITDA for such future period;

(v)          all Public Company Costs;

(vi)        the amount of any indemnities and expenses paid or accrued to any Permitted Holders or directors (or Persons performing equivalent functions) of Parent or any of its subsidiaries;

(vii)       the amount of any Charge incurred in connection with sales of accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (or interests therein) in connection with any Permitted Receivables Financing; and

(viii)      internal software development costs that were expensed during such period but could have been capitalized under alternative accounting policies or application thereof in accordance with GAAP; plus

(c)          to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Net Income or Consolidated EBITDA (including pursuant to any component definition thereof) for such period or any prior period and not added back; plus

(d)         the amount of the pro forma “run rate” effects of expected cost savings, operating expense reductions, operational improvements (including as a result of entry into, amendment or renegotiation of any contract or other arrangement relating to costs), cost synergies and commencement or changes in operations (including “run rate” effects arising from any acquisition, construction, development or improvement of any assets used or to be used in the business) (collectively, “Expected Run Rate Effects”) (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period, but net of actual amounts realized during such period), in each case, to the extent reasonably identifiable and factually supportable (in each case, in the good faith determination of Parent and whether or not such effects are permitted to be included in any pro forma financial information pursuant to the rules and regulations of the SEC), related to the Transactions or any acquisition or other Investment, Disposition or other specified transaction or related to any restructuring or operational initiative, cost savings initiative or other initiative (any such restructuring or operational initiative, cost savings initiative, an “Initiative”), in each case, that are projected by Parent in good faith to result from actions that have been taken, with respect to which substantial steps have been taken or that are expected to be taken, it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any such actions; plus

(e)          other add-backs and adjustments (A) consistent with, reflected in or of the type reflected in (i) the calculations of “Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the section titled “Non-GAAP Financial Measures” in the Offering Memorandum or (ii) any quality of earnings report delivered by any independent accounting or valuation firm of recognized national standing or any other accounting or valuation firm selected by Parent in good faith and prepared in connection with any acquisition or Investment consummated after the Effective Date and permitted by this Indenture, which may include adjustments consistent with the adjustments reflected in such report for the period from the last day of the period covered by such report to the date of the consummation of such acquisition or Investment or (B) otherwise permitted in accordance with the terms of the Senior Credit Facilities (for purposes of determining “Consolidated Adjusted EBITDA” thereunder) based on models or quality of earnings reports delivered or made available to the lead arrangers or administrative agent thereunder; plus

(f)          the aggregate amount of “run rate” income attributable to (i) new Customer Contracts or (ii) amendments or changes to existing Customer Contracts reflecting a pricing or volume increase (or pricing or volume increases pursuant to the terms of existing Customer Contracts otherwise becoming effective) (any of the foregoing described in clause (i) and (ii) being referred to as a “Customer Contract Event”) in each case entered into (in the case of clause (i)) or effected (in the case of clause (ii)) during the relevant period that Parent in good faith estimates would have been realized or achieved within 24 months of, in the case of clause (i), the entry into such new Customer Contract and, in the case of clause (ii), the effectiveness of such pricing or volume increase, as if such new Customer Contract (in the case of clause (i)) or such pricing or volume increase (in the case of clause (ii)) was in effect during the entire period, in each case at the applicable contracted pricing or volume (in the case of clause (ii), for the avoidance of doubt, giving effect to such pricing or volume increase) (in each case, calculated based on an assumed margin determined by Parent in good faith based on its estimate of the actual costs associated with such Customer Contract Event, but net of actual income attributable to such Customer Contract Event during such period); minus

(g)          to the extent included in the determination of Consolidated Net Income (and only to the extent not deducted pursuant to the definition of Consolidated Net Income) for such period, any non-cash income or non-cash gain, all as determined in accordance with GAAP, excluding (i) any such non-cash income or non-cash gain in respect of which Cash was received in a prior period or will be received in a future period and (ii) any such non-cash income or non-cash gain that represents reversal of Charges that reduced Consolidated Net Income or Consolidated EBITDA for any prior period; minus

(h)          the amount of any Cash payment made during such period in respect of any non-cash Charge that was added back for any prior period pursuant to clause (b)(iv) of this definition.

Notwithstanding anything to the contrary in this Indenture, Consolidated EBITDA (before giving effect to (x) any pro forma adjustments in connection with Subject Transactions occurring after the Effective Date as contemplated by the definition of Pro Forma Basis or (y) any adjustment pursuant to clause (d), (e) or (f) above to the extent such adjustment was not otherwise included in the calculation of the amounts set forth below) shall be deemed to be $282 million for the fiscal quarter ended March 29, 2024, $274 million for the fiscal quarter ended December 29, 2023, $302 million for the fiscal quarter ended September 29, 2023 and $260 million for the fiscal quarter ended June 30, 2023.  It is understood that in the event any item meets the criteria of more than one clause of the definition of “Consolidated EBITDA” or the definition of “Consolidated Net Income,” the classification of such item as among such clauses shall be determined by Parent in its sole discretion.

“Consolidated Interest Expense” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis for any period, the sum, without duplication, of (a) consolidated total interest expense of Parent and its Restricted Subsidiaries for such period, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized, and in any event including (i) amortization, accretion or accrual of any original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any costs associated with surety, performance, completion, payment, financial assurance or similar bonds or instruments (whether amortized or immediately expensed), (iii) any interest capitalized during construction, (iv) any non-cash interest Charges, (v) the interest component of any deferred payment obligation, (vi) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (vii) any commission, discount or other fee or charge owed with respect to any letter of credit, bank guaranty or a similar instrument, any fee or expense paid to any administrative agent in connection with its services under the Senior Credit Facilities and any other bank, administrative agency (or trustee) or financing fee, and any other fees and expenses relating to Indebtedness, including commitment, bridge, amendment, consent, structuring, debt rating fees and administrative or trustee fees and charges with respect to any Senior Credit Facilities or with respect to other Indebtedness, (viii) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (ix) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations or for failure to comply with reporting obligations (including any additional interest contemplated by Section 4.03), (x) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or Investment, in each case, paid, incurred or amortized by Parent or its Restricted Subsidiaries during such period, plus (b) any cash Restricted Payment (or similar payments by any Restricted Subsidiary) paid or payable in respect of Disqualified Stock or Preferred Stock during such period, other than to Parent or any of its Restricted Subsidiaries, plus (c) any Charges during such period arising from any Hedge Agreement or other derivative financial instrument entered into by Parent or any of its Restricted Subsidiaries for the purpose of hedging interest rate risk (net of any realized or unrealized gain in respect of any such Hedge Agreement or other derivative financial instrument), plus (d) to the extent not otherwise included in consolidated total interest expense, commissions, discounts, yield, make-whole premium and other fees and charges (including interest expense) relating to any Permitted Receivables Financing or inventory financing.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period and subject to Sections 1.05 and 1.06, an amount equal to the net income (or loss) of Parent and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):

(a)          (i) the income of any Person (other than a variable interest entity to the extent provided in Sections 1.05 and 1.06) that is not Parent or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) actually paid in Cash or Cash Equivalents (or subsequently converted into Cash or Cash Equivalents) to Parent or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, and (ii) the loss of any Person (other than a variable interest entity to the extent provided in Sections 1.05 and 1.06) that is not Parent or a Restricted Subsidiary; provided that, notwithstanding the foregoing, Consolidated Net Income for such period shall include (without duplication) the net income (loss) attributable to the ownership of joint ventures (including Project Joint Ventures) that are accounted for under the equity method of accounting;

(b)         any gain or Charge with respect to (i) any Disposed, abandoned, closed, non-operating, divested or discontinued asset, property or operation (other than, at the option of Parent, any asset, property or operation pending the completion of the Disposition, abandonment, closure, cessation of operations, divestiture or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, cessation, divestiture or discontinuation, or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

(c)          any gain or Charge attributable to the early extinguishment of Indebtedness or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost or premium paid;

(d)          (i) any non‑cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, (ii) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any other equity plan or agreement (including any deferred compensation arrangement), including any Charges associated with payments to holders of stock options, stock appreciation rights, phantom equity or similar equity based interest (including any profit interests) as a result of, or in connection with, any Restricted Payment permitted by this Indenture (or any similar payment by a Restricted Subsidiary), and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by any Employee Related Person;

(e)          any Charge that is established, adjusted or incurred, as applicable, as a result of the Transactions or any acquisition or Investment, in each case, in accordance with GAAP;

(f)          (i) the effects of adjustments (including the effects of such adjustments pushed down to Parent and its subsidiaries) required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-

process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of acquisition method or purchase accounting in relation to any acquisition or Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, (ii) any non-Cash gain or Charge in connection with any change in accounting principles or policies, including the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks and (iii) at the election of Parent, the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;

(g)          (i) any gain or Charge with respect to any extraordinary, exceptional, nonrecurring or unusual item (as determined in good faith by Parent), including (A) furlough, workers’ compensation and paid leave costs, sanitation costs, incremental freight and warehousing costs and other expenses incurred in connection with any pandemic (for the avoidance of doubt, not including lost revenue or lost profits) and (B) any Charge relating to quality issues and penalties (including customer service penalties) or professional liability claims and liquidated damages, (ii) any Charge in connection with any single or one-time event (as determined in good faith by Parent), including in connection with (A) acquisitions or other Investments, (B) any restructuring, (C) consulting costs and legal expenses and (D) any regulatory compliance project, including in respect of environmental remediation, (iii) the fees and expenses paid or accrued in connection with services provided by industry experts and consultants (other than those that are acting in an executive capacity) for Parent or any of its subsidiaries, whether or not on an on-going basis, or (iv) any Charge with respect to any legal dispute or Charge with respect to or payment of any actual or prospective litigation or legal claim or settlement, governmental audit, penalty, fine, judgment or order;

(h)          Transaction Costs and Charges incurred in connection with any transaction (whether or not consummated, and including transactions consummated prior to the Effective Date), including any incurrence or offering of Indebtedness or any issuance or offering of Capital Stock (including, in each case, by any Parent Company), any acquisition or Investment (including related due diligence expenses, appraisal, broker, legal accounting, advisor and other professional fees, amounts paid in respect of “tail” insurance, integration costs, bonus payments and retention and severance expenses incurred in connection therewith and Charges incurred in connection with any rollover, acceleration or payout of Capital Stock arising therefrom), any Disposition, any casualty or condemnation event, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of any Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction;

(i)          any nonrecurring or startup Charge incurred or accrued solely as a result of the SpinCo Business becoming a stand-alone company, including Charges related to establishing or separating information technology, accounting, treasury, tax and audit functions and establishing human resources functions;

(j)         any Charge attributable to contingent or deferred payments in connection with any acquisition or other Investment (including any acquisition or other Investment consummated prior to the Effective Date), including earn-outs, non-compete payments, purchase price adjustments and similar obligations, and any adjustments with respect thereto;

(k)         any Charge attributable to the undertaking or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions or synergies or similar initiatives or programs (including in connection with any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and any facility or office opening or pre-opening), any Charge related to the entry into, renegotiation of, or ramp up for performance of, any contract (including any collective bargaining agreement) or other arrangement, any Charge attributable to any inventory optimization program, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure (including shut-downs other than on a short-term basis), consolidation or reconfiguration of any facility or office (including costs incurred with respect to such facility or office during (or pending implementation of) such closure (or shut-down), consolidation or reconfiguration thereof and including rent termination costs, moving costs and legal costs), any severance or furlough Charge, any Charge relating to any entry into a new market, any Charge related to any strategic initiative, any retention or completion bonus, any expansion or relocation Charge, any software or intellectual property development Charge, any Charge relating to recruitment costs, any Charge associated with new systems or software design or implementation, any startup Charge (including startup costs and pre-operating losses incurred in connection with opening new facilities or offices), any corporate development Charge and any consulting Charge outside the ordinary course of business;

(l)         (i) any realized or unrealized gain or Charge in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness or payables); provided that notwithstanding anything to the contrary in this Indenture, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(m)         any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of any acquisition or Investment, or the release of any valuation allowance related to any such item;

(n)         (i) any non-cash gain, excluding (A) any such gain in respect of which Cash was received in a prior period or will be received in a future period and (B) any such gain that represents reversal of Charges that reduced Consolidated Net Income or Consolidated EBITDA in any prior period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including (x) any impairment Charge, any bad debt expense, any write-off or write-down of assets, any amortization (including amortization of goodwill, software or other intangible assets) and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods) and (y) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes), but excluding (A) any such Charge representing depreciation of fixed assets and (B) any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period;

(o)          any Charge arising from any curtailment or modification to any pension and post-retirement employee benefit plan, including any settlement of pension liabilities and Charges resulting from changes in estimates, valuations and judgments thereof;

(p)          any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standard Board’s Accounting Standards Codification Topic 715, and any other items of a similar nature;

(q)          any Charges accrued during such period related to workers’ compensation programs to the extent that such Charges exceed the net amounts related to workers’ compensation programs paid by Parent and its Restricted Subsidiaries in Cash during such period;

(r)          any Charges accrued during such period for any employment tax liabilities, including social security, unemployment and disability taxes, to the extent that such Charges exceed the net amount related to employment tax liabilities paid by Parent and its Restricted Subsidiaries in Cash during such period; and

(s)         the amount of any Charge that is actually reimbursed or that is reimbursable by any Person (other than Parent or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or Investment or any Disposition permitted by this Indenture) or any insurance policy, provided that, in the case of any such expected reimbursement, Parent in good faith expects that such reimbursement will be received by Parent or its Restricted Subsidiaries during the next four fiscal quarters (it being understood that (i) any reimbursement amount added back pursuant to this clause (s) shall be without duplication of any expected reimbursement amount previously added back pursuant to this clause (s) and (ii) to the extent any such reimbursement amount is not actually received by Parent or its Restricted Subsidiaries during such fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income for the next succeeding fiscal quarter;

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, Consolidated Net Income for such period shall include the amount of any business interruption insurance policy proceeds expected to be received by Parent or its Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this proviso, Parent in good faith expects that such proceeds will be received by Parent or its Restricted Subsidiaries during the next four fiscal quarters (it being understood that (i) any proceeds added back pursuant to this proviso shall be without duplication of any expected proceeds previously added back pursuant to this proviso and (ii) to the extent such proceeds are not actually received by Parent or its Restricted Subsidiaries during such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for the next succeeding fiscal quarter.

“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt (excluding Consolidated Total Debt of any subsidiary of Parent that is not a Guarantor) outstanding on such date that is secured by a Lien on any assets of the Issuer or any Guarantor, excluding obligations in respect of Capital Leases, purchase money Indebtedness, equipment financing or similar arrangements and obligations that are secured solely by Liens on Cash and Cash Equivalents of such Person.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Secured Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the then most recently ended Test Period to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Parent and its Restricted Subsidiaries at such date.

“Consolidated Total Debt” means, on any date of determination and subject to Sections 1.05 and 1.06, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of (a) third party Indebtedness (including, to the extent constituting third party Indebtedness, purchase money financing) of the type referred to in clause (a), (b) or (c) of the definition of “Indebtedness” and (b) drawings under letters of credit or bank guaranties that have not been reimbursed within three Business Days (excluding all other drawings thereunder and any undrawn letters of credit or bank guaranties), in each case, as such amount may be adjusted to reflect the effect (as determined by Parent in good faith) of any Debt FX Hedge; provided that “Consolidated Total Debt” shall be calculated excluding (i) all Indebtedness in respect of Permitted Receivables Financing or inventory financing and (ii) any Indebtedness of Parent and its Restricted Subsidiaries to the extent that, upon or prior to the maturity thereof, Cash or Cash Equivalents shall have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness, and thereafter such Cash and Cash Equivalents so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the then most recently ended Test Period to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at U.S. Bank Trust Company, National Association, 111 Fillmore Avenue E., Saint Paul, MN 55107, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business in relation to this Indenture shall be conducted.

“Credit Facility” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities (including the Senior Credit Facilities) or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted by Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Critical Mission Solutions business” means the Critical Mission Solutions business of Jacobs and its subsidiaries that will be transferred to SpinCo and its subsidiaries in connection with the separation contemplated by the Separation and Distribution Agreement.

“Customer Contract” means any contract or agreement entered into by Parent or any of its Restricted Subsidiaries for the sale, lease or other provision of products, goods and services by Parent or any of its Restricted Subsidiaries.

“Cyber & Intelligence business” means the portions of the Divergent Solutions business of Jacobs that will be transferred to SpinCo pursuant to the RMT Transaction Documents.

“Debt Fund Affiliate” means any Affiliate of any Sponsor (other than Parent, its subsidiaries or a natural person) that is primarily engaged in, or advises (or whose general partner or manager advises, as applicable) funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Persons making investment decisions for such Affiliate are not primarily engaged in the making, acquiring or holding of equity investments in Parent or any of its subsidiaries.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness.

“Declined Proceeds” means the aggregate amount of any Net Proceeds that are declined by the Holders or holders of Pari Passu Indebtedness in connection with any Asset Sale Offer or Advance Offer made by Parent or any Restricted Subsidiary in accordance with Section 4.10.

“Default” means any event that is, or after notice or lapse of time or both, unless cured or waived, would become, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument”, with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets (including a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of any securities of the Issuer or the creditworthiness of the Issuer or any one or more of the Guarantors (the “Performance References”).  For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Designated Non-Cash Consideration” means the fair market value (as determined by Parent in good faith) of non-Cash consideration received by Parent or any Restricted Subsidiary in connection with any Disposition pursuant to Section 4.10(a)(2) that is deemed by Parent to constitute “Designated Non-Cash Consideration”, which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale, conversion, exchange or other disposition of such Designated Non-Cash Consideration to or for Cash or Cash Equivalents.

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of Parent or any of its Restricted Subsidiaries that is deemed by Parent to constitute a “Designated Operational FX Hedge.”

“Designated Preferred Stock” means any Preferred Stock of Parent (other than Disqualified Stock) that is issued (other than to Parent or a Restricted Subsidiary or any employee benefit plan or trust established by Parent or any of its subsidiaries) for Cash and Cash Equivalents and that is deemed by Parent to constitute “Designated Preferred Stock.”

“Disposition” (with “Dispose” having a correlative meaning) means the sale, lease, sublease or other disposition of any property of any Person.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), in whole or in part, in each case, on or prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such maturity date shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time on or prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued, or (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes shall constitute Disqualified Stock); provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof requiring the issuer to, or provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to, redeem such Capital Stock upon the occurrence of any change of control or any Disposition shall not constitute Disqualified Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by Parent or any of its Subsidiaries, or by any Employee Related Person, shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any subsidiary of Parent incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Effective Date” means the Escrow Release Date.

“Effective Date Guarantors” means SpinCo and each Domestic Subsidiary that is a Wholly-Owned Restricted Subsidiary of SpinCo that, as of the Effective Date, guarantees the payment of or borrows any Indebtedness under the Senior Credit Facilities.

“Eligible Escrow Investments” means such customary liquid investments in which the Escrowed Property may be invested in accordance with the Escrow Agreement.

“Employee Matters Agreement” means the employee matters agreement, dated November 20, 2023, by and among SpinCo, Jacobs and Amentum, as amended, restated, supplemented or otherwise modified from time to time.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers, consultants or independent contractors of such Person or any Immediate Family Member of any of the foregoing.  Unless otherwise specified, “Employee Related Persons” shall mean any Employee Related Persons of Parent or any of its Subsidiaries, any joint venture of any of the foregoing or any Parent Company.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of Parent (excluding Disqualified Stock), other than:

(1)          public offerings with respect to Parent’s common stock registered on Form S-8; and

(2)          issuances to any subsidiary of Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Escrow Issuer” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Equity Contribution Amounts” means any amount (a) received from Parent or any Restricted Subsidiary, (b) in respect of which any Restricted Payment is made in reliance on Section 4.07(b)(vi) or (c) received from the issuance of Designated Preferred Stock.

“Existing Amentum Credit Agreements” means the Existing Amentum First Lien Credit Agreement and the Existing Amentum Second Lien Credit Agreement.

“Existing Amentum First Lien Credit Agreement” means the first lien credit agreement dated as of January 31, 2020, among Amentum, Amentum Holdings LLC, Amentum Borrower, Amentum Co-Borrower, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Amentum Second Lien Credit Agreement” means the second lien term loan agreement dated as of January 31, 2020, among Amentum, Amentum Holdings LLC, the Amentum Borrower, the Amentum Co-Borrower, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Receivables Agreement” means the master accounts receivable purchase agreement, dated as of March 26, 2024, among Amentum Services, Inc., Amentum Environment & Energy, Inc., CENTRA Technology, Inc., DynCorp International LLC and PAE Government Services, Inc., and MUFG Bank, Ltd, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period then most recently ended to (b) Fixed Charges for such Test Period.

“Fixed Charges” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis for any period, the sum, without duplication, of

(1)          Ratio Interest Expense for such period; plus

(2)          all scheduled dividends or other scheduled distributions (excluding items eliminated in consolidation) paid in Cash during such period by Parent and its Restricted Subsidiaries on any series of Preferred Stock or Disqualified Stock of Parent or any of its Restricted Subsidiaries.

“GAAP” means, subject to Sections 1.05 and 1.06, generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnity, reimbursement or similar obligations in effect on the Effective Date or entered into in connection with any acquisition, Disposition or other transaction permitted by this Indenture (other than such obligations with respect to Indebtedness).  The amount of any guarantee shall be deemed to be an amount equal to the stated amount of the Indebtedness in respect of which such guarantee is made or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, for purposes of clause (f) above, (i) the amount of any guarantee shall be deemed to be, if the applicable Indebtedness has not been assumed by the guarantor, equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the assets encumbered by the applicable Lien (as determined by such Person in good faith) and (ii) no guarantee shall arise solely as a result of a Lien on the Capital Stock of, or other Investment in, any Unrestricted Subsidiary securing Indebtedness of any Unrestricted Subsidiary.

“Guarantor” means the Effective Date Guarantors (other than SpinCo, in the event it becomes the Issuer (rather than a Guarantor) substantially concurrently with the Effective Date) and each other Affiliate of the Issuer that thereafter guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, foreign exchange or exchange-rate transactions, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person shall be a Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Historical Amentum Equityholder” means Amentum Joint Venture LP, a Delaware limited partnership and the sole equityholder of Amentum as of the date hereof.

“holder” means, when used with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means, subject to Sections 1.05 and 1.06, international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of Parent (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) do not represent more than 10% of the Consolidated Total Assets and (b) the contribution to Consolidated EBITDA by which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) does not exceed 10% of the Consolidated EBITDA, in each case, as of the last day of or for the then most recently ended Test Period; provided that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated EBITDA (in each case, as so determined) of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have represented more than 10% of the Consolidated Total Assets or 10% of the Consolidated EBITDA, then one or more of such Restricted Subsidiaries shall for all purposes of this Indenture be deemed not to be an Immaterial Subsidiary in descending order (or such other order as Parent shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated.  At all times prior to the first delivery of financial statements pursuant to Section 4.03, determinations under this definition shall be made based on the then most recent pro forma financial statements of Parent publicly filed with the SEC.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a)          all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b)          all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c)          all obligations of such Person with respect to Capital Leases to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)          all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(e)          the face amount of any letter of credit or bank guaranty issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(f)          all net obligations (determined giving effect to any netting arrangements) of such Person in respect of any Hedge Agreement; and

(g)          the guarantee by such Person of the Indebtedness of another.

Notwithstanding the foregoing and, where applicable, for the avoidance of doubt, the term “Indebtedness” shall not include (i) intercompany loans, advances or other indebtedness among Parent, its subsidiaries and the joint ventures of any of the foregoing arising from cash management, tax and accounting operations, (ii) intercompany loans, advances or other indebtedness among Parent and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms), (iii) any deferred or prepaid revenue, (iv) any earn-out or similar contingent obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 90 days after becoming due and payable (it being understood that any such obligation or adjustment that is subject to a good faith ongoing dispute by Parent or any Restricted Subsidiary shall not be deemed fixed or determined, or due and payable, pending the settlement or other resolution of such dispute), (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (vi) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (vii) trade and other ordinary course payables and accrued expenses and royalties, including any take-or-pay arrangements, (viii) obligations in respect of surety bonds, performance bonds, completion bonds and similar instruments, (ix) deferred compensation arrangements or obligations incurred under ERISA, (x) liabilities associated with customer prepayments and deposits, (xi) obligations of any Person arising under any Supply Chain Financing Arrangements solely as a result of a recharacterization of a sale by such Person of accounts receivable as incurrence of debt and (xii) obligations under any indenture or other Contractual Obligation that has been defeased or satisfied and discharged pursuant to the terms thereof.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and

(B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt. Notwithstanding anything in this Indenture to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Indenture but for the application of this proviso shall not be deemed an incurrence of Indebtedness under this Indenture).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, consulting or investment banking firm of recognized standing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means, with respect to any issuance of Notes, the initial purchasers purchasing such Notes from the Issuer, acting in their capacities as such.

“Interest Payment Date” means August 1 and February 1 of each year to stated maturity, commencing on February 1, 2025.

“Investment” means (a) any purchase or other acquisition by Parent or any of its Restricted Subsidiaries of any Capital Stock of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution by Parent or any of its Restricted Subsidiaries to, or guarantee of Indebtedness of, or purchase or other acquisition of Indebtedness of, any other Person; provided that the term “Investment” shall not include (i) intercompany loans, advances and other indebtedness among Parent, its subsidiaries and the joint ventures of any of the foregoing arising from cash management, tax and accounting operations and (ii) intercompany loans, advances or other indebtedness among Parent and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extension of terms).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or the equivalent investment grade credit rating from any other nationally recognized rating agency selected by the Issuer.

“IP Rights” means a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights.

“Issue Date” means August 13, 2024.

“Issuer” means the Escrow Issuer or any Successor Company that becomes the Issuer in accordance with Article 5, as applicable, in each case until released and discharged as Issuer in accordance with this Indenture.  For the avoidance of doubt, SpinCo shall become the Issuer if and when SpinCo executes and delivers the SpinCo Supplemental Indenture upon the SpinCo-Issuer Merger.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Jacobs” means Jacobs Solutions Inc., a Delaware corporation.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“LG” means Goldberg Lindsay & Co. LLC, a Delaware limited liability company.

“Lien” means, with respect to any asset, (a) any mortgage, pledge, hypothecation, assignment by way of security, encumbrance, lien (statutory or other), charge or other security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale or other title retention agreement or any Capital Lease relating to such asset; provided that in no event shall an operating lease, or the interest of a lessor thereunder, be deemed to constitute a Lien.

“Market Capitalization” means, at any time, an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of Parent (or, if applicable any Parent Company that is a Public Company) on a Business Day (as selected by Parent) no more than five Business Days prior to such time multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding such time (or, if such common Capital Stock has only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of Parent and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of the Trustee under this Indenture or (c) the ability of the Issuer and Guarantors, taken as a whole, to perform their payment obligations under this Indenture.

“Merger” means the merger of Amentum with and into SpinCo, with SpinCo surviving such merger, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 20, 2023, by and among Jacobs, SpinCo, Amentum, and Historical Amentum Equityholder, including the exhibits and annexes thereto and the schedules (including disclosure schedules) referred to therein, in each case, as amended, modified or waived from time to time.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Proceeds” means (a) with respect to any Disposition, (i) the Cash proceeds received by Parent or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received minus (ii) the sum, without duplication, of (A) any actual out-of-pocket costs and expenses incurred (or expected by Parent in good faith to be incurred) by Parent or any Restricted Subsidiary in connection with such Disposition (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and Parent’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any tax distribution)), (B) the amount of all payments expected by Parent in good faith to be required to be made by Parent or any Restricted Subsidiary in respect of purchase price adjustment, indemnification and other contingent liabilities that are attributable to such Disposition or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and environmental liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness that is secured by the assets subject to such Disposition and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition and that is, or will be, repaid by Parent or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to Parent or any of its Restricted Subsidiaries) from the sale price for such Disposition, (E) all costs and expenses associated with unwinding any Hedge Agreement in connection with such Disposition and (F) in the case of any Disposition of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (F)) attributable to minority interests owned by third parties; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, defeasance costs, underwriting discounts and other fees and expenses incurred by Parent or any Restricted Subsidiary in connection therewith.

“Net Short” means, with respect to a Holder or beneficial owner and the Notes, as of the date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that the foregoing clause (i) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“New Credit Agreement” means one or more new credit agreements entered into by Amentum, SpinCo or any of their respective subsidiaries to finance the SpinCo Cash Payment or to refinance the Existing Amentum Credit Agreements, as amended, restated, supplemented or otherwise modified from time to time.

“Non-Obligor Debt Cap” means, at any time, the greater of $560 million and 50% of Consolidated EBITDA for the then most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Non-Obligor Debt Cap is being determined and all related transactions).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture.  For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Note Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under the documentation governing any Indebtedness and all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations to any lender, holder of Indebtedness or any beneficiary of any indemnification obligations arising under documentation governing any Indebtedness, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising; provided, that Obligations with respect to the Notes shall not include fees, reimbursements or indemnifications in favor of the Trustee (which obligations with respect to such fees, reimbursements or indemnifications shall survive the payment in full of the principal of and interest on the Notes) or other third parties other than the Holders.

“Offering Memorandum” means the Offering Memorandum dated July 30, 2024 relating to the offering of the Notes.

“Officer” means the Chairman of the Board of Directors, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals of the Issuer or any other Person, as the case may be.  Unless otherwise specified, reference to an “Officer” means an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) and is delivered to the Trustee.  The counsel may be an employee of, or outside counsel to, the Issuer.

“Parent” means (A) with respect to any period up to and through the Effective Date, the Escrow Issuer and (B) with respect to any period following the Effective Date (and whether or not the SpinCo-Issuer Merger occurs), SpinCo.

“Parent Company” means any Person of which Parent is a direct or indirect subsidiary.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means any acquisition made by Parent or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase Parent or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing Parent’s or any Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes or continues as a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or of such division, line of business or business unit) to, or is liquidated into, Parent or any Restricted Subsidiary as a result of such transaction.

“Permitted Holders” means (a) any Sponsor, (b) Jacobs or any of its subsidiaries, (c) any employee benefit plan or trust of any Parent Company, Parent or any of its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or trust, (d) any

Permitted Parent and (e) any Person with which one or more of Persons referred to in clause (a), (b) or (d) above form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Effective Date) so long as, in the case of this clause (e), the Persons referred to in clause (a), (b) or (d) above beneficially own, directly or indirectly, more than 50.0% of the Voting Stock of Parent beneficially owned by such group.  Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of Parent constitutes a Change of Control in respect of which a Change of Control Offer, including for the avoidance of doubt, any Alternate Offer, is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a)          Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b)          (i) Investments existing on the Effective Date in Parent or any of its subsidiaries and (ii) Investments made after the Effective Date in Parent or any Restricted Subsidiary (including, in each case, any such Investments in the form of guarantees of Indebtedness of Parent or its subsidiaries or Restricted Subsidiaries, as applicable);

(c)          Investments (i) constituting deposits, prepayments or other credits to distributors, suppliers, joint venture partners, licensors and licensees, (ii) made in connection with obtaining, maintaining or renewing or performing under client and customer contracts or (iii) in the form of advances made to distributors, suppliers, joint venture partners, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to Parent or any Restricted Subsidiary or any joint ventures of any of the foregoing;

(d)          Investments in any Similar Business, Unrestricted Subsidiaries or joint ventures in an aggregate outstanding amount not to exceed the greater of $615 million and 55% of Consolidated EBITDA for the then most recently ended Test Period;

(e)          Permitted Acquisitions;

(f)          Investments (i) existing on, or contractually committed to as of, the Effective Date and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this definition and Section 4.07;

(g)          Investments (including earn-outs and other contingent consideration) received in lieu of Cash in connection with any Disposition permitted by Section 4.10 or that do not constitute an Asset Sale;

(h)          loans or advances to any Employee Related Person in an aggregate outstanding principal amount not to exceed the greater of $110 million and 10% of Consolidated EBITDA for the then most recently ended Test Period;

(i)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)          Investments consisting of (or resulting from) (1) Indebtedness permitted by Section 4.09 and Section 4.12 (for the avoidance of doubt, including pursuant to the definition of “Permitted Liens”), (2) [reserved] and (3) mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 4.10 (for the avoidance of doubt, including pursuant to the definition of “Asset Sale,” but excluding Asset Sales permitted by clause (g) of the definition of “Asset Sale”) and Section 5.01 or that do not constitute an Asset Sale;

(k)        Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, joint venture partners, licensors, sublicensors, licensees or sublicensees;

(l)          Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, winding-up or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers joint venture partners and other account debtors arising in the ordinary course of business, (iii) upon foreclosure or realization with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)          loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation to any Employee Related Person in the ordinary course of business;

(n)          Investments to the extent that payment therefor is made solely with Qualified Capital Stock of Parent or Capital Stock of any Parent Company, in each case, to the extent not resulting in a Change of Control;

(o)          (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into Parent or any Restricted Subsidiary) after the Effective Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) and were in existence on the date such Person became a Restricted Subsidiary (or the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted by clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this definition and Section 4.07;

(p)          Investments made in connection with the Transactions;

(q)          Investments by Parent or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)          the greater of $505 million and 45% of Consolidated EBITDA for the then most recently ended Test Period; plus

(ii)        at the election of Parent, the aggregate amount of any Restricted Payments then permitted to be made by Parent in reliance on Sections 4.07(b)(i), (v) and (viii) (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in availability under the Sections 4.07(b)(i), (v) and (viii) (and, as among such clauses, in such manner as shall be selected by Parent); plus

(iii)        at the election of Parent, the amount of Restricted Debt Payments then permitted to be made by Parent or any Restricted Subsidiary in reliance on the General Restricted Debt Payment Basket (it being understood that any amount utilized under this clause (iii) to make an Investment shall result in a reduction in availability under the General Restricted Debt Payment Basket);

(r)           [reserved];

(s)          (i) guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) guarantees of the lease obligations of suppliers, joint venture partners, customers, distributors and licensees of Parent or its Restricted Subsidiaries or any joint ventures of any of the foregoing, in each case, in the ordinary course of business;

(t)          Investments made in connection with any Permitted Receivables Financing, including Investments made to fund the payment of fees and expenses incurred in connection therewith, the purchase of assets pursuant to a repurchase obligation in connection therewith and the contribution or lending of Cash or Cash Equivalents to Receivables Subsidiaries to finance the purchase of assets from Parent or any Restricted Subsidiary or to otherwise fund required reserves in connection therewith;

(u)          Investments by Parent or any Restricted Subsidiary that result solely from the receipt by Parent or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by Parent or any Restricted Subsidiary;

(v)          Investments in subsidiaries in connection with internal reorganizations or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, the value of the Note Guarantees, taken as a whole, is not materially reduced (as reasonably determined by Parent in good faith);

(w)          Investments under any Hedge Agreement that was, at the time entered into, not for speculative purposes;

(x)          Investments made in joint ventures in the ordinary course of business in connection with obtaining, maintaining or renewing or performing under customer contracts;

(y)          Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the parties thereto set forth in joint venture agreements, shareholders agreements and similar binding arrangements entered into in the ordinary course of business;

(z)          Investments made in connection with any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any employee benefit trust or any employee benefit scheme for any Employee Related Person;

(aa)         Investments in Parent, any of its subsidiaries or any joint venture of any of the foregoing, in each case, in connection with intercompany cash management arrangements and related activities;

(bb)        additional Investments so long as, after giving effect thereto on a Pro Forma Basis as of the last day of the then most recently ended Test Period, the Consolidated Total Leverage Ratio would not exceed the greater of (A) 4.00 to 1.00 and (B) the Consolidated Total Leverage Ratio as of the last day of the then most recently ended Test Period;

(cc)        (i)  any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into Parent or a Restricted Subsidiary) so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted by clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this definition and Section 4.07;

(dd)        Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons, in each case entered into in the ordinary course of business;

(ee)        Investments in an amount not to exceed, in the aggregate, the aggregate amount of net proceeds received by Parent or any of its subsidiaries under any “representation and warranty” insurance policy obtained by Parent or any of its subsidiaries in connection with the Merger or any other acquisition or Investment;

(ff)          Investments in Immaterial Subsidiaries so long as, after giving effect thereto on a Pro Forma Basis, such subsidiary remains an Immaterial Subsidiary;

(gg)       (i) Investments in any Person in which Parent or any Restricted Subsidiary owns any Capital Stock and that is a “captive insurance company” providing insurance for the benefit of Parent, its subsidiaries or any joint venture of any of the foregoing or any Parent Company and (ii) Investments by such a “captive insurance company” in accordance with any investment policy or any insurance statutes or regulations applicable to it;

(hh)       Investments made with the proceeds of any Disposition made to comply with any order of any Governmental Authority or any applicable law, including as a condition to, or in connection with, the consummation of the Transactions;

(ii)          contributions to a “rabbi” trust or for the benefit of any Employee Related Person or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Parent Company, Parent or any subsidiary;

(jj)         to the extent that constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(kk)        intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business;

(ll)          Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(mm)      Investments to the extent required by applicable rules under the Exchange Act or by any Governmental Authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;

(nn)        [reserved]; and

(oo)        repurchases of the Notes and any other Senior Indebtedness.

For the avoidance of doubt, if any Investment in any Person that is not a Restricted Subsidiary is made or owned in reliance on any clause of Section 4.07, including pursuant to this definition, and such Person subsequently becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into Parent or any Restricted Subsidiary), such Investment may thereafter be deemed to have been made or owned pursuant to clause (b)(ii) of this definition and not such other clause of Section 4.07 or pursuant to this definition.

“Permitted Liens” means:

(a)          Liens securing Indebtedness that was, at the time such Indebtedness is deemed to be incurred, permitted or deemed to be permitted by the terms of this Indenture to be incurred pursuant to clause (a) or (aa) of the second paragraph of Section 4.09;

(b)         Liens for Taxes (i) which are not yet overdue by more than 60 days, (ii) which are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves, to the extent required under GAAP, have been made for such contested Taxes or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c)          Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d)         Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs, appeal, performance and completion bonds, licenses, permits, bids, leases, government contracts, development obligations, trade contracts, utility contracts or services, performance, completion payment, financial assurance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Parent and its Subsidiaries, (y) leases or licenses of property otherwise permitted by this Indenture or (z) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)          Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar rights, and any minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether in existence on the Effective Date or entered into thereafter, affecting any Real Estate Assets, in each case, which would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect;

(f)          Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease (including a lease of an aircraft), license or similar arrangement permitted by this Indenture, (ii) any landlord lien permitted by the terms of any lease, or assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub‑licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by Parent or any of its Restricted Subsidiaries are located;

(g)          (i) Liens solely on any Cash deposits (including as part of any escrow arrangement) made by Parent or any of its Restricted Subsidiaries in connection with any acquisition or other Investment permitted by this Indenture and (ii) Liens consisting of (A) customary rights and restrictions contained in agreements relating to any Disposition pending the completion thereof or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition;

(h)         Liens arising from precautionary UCC financing statements or similar filings, including any such filings relating to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable, notes receivable and unbilled revenue (and related rights) permitted by this Indenture for which a UCC financing statement or similar filing under applicable law is required;

(i)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(k)        Liens securing Refinancing Indebtedness permitted pursuant to clause (o) under the second paragraph of Section 4.09 and any guarantees of such Refinancing Indebtedness permitted pursuant to Section 4.09; provided that (i) to the extent Indebtedness being refinanced, or a portion thereof, was secured in reliance on clause (u) below, the amount available under clause (u) below shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the principal amount of such Refinancing Indebtedness in respect of such Indebtedness, or such portion thereof, that is secured by Liens in reliance on this clause (k), (ii) if the Indebtedness being refinanced was unsecured, no Refinancing Indebtedness in respect thereof may be secured in reliance on this clause (k) and (iii) except in the case of Refinancing Indebtedness with respect to any Indebtedness outstanding in reliance on Indebtedness permitted pursuant to the first paragraph or clauses (a), (l), (m), (p), (q), (t) or (dd) of the second paragraph of Section 4.09 or any Indebtedness that is secured by Liens in reliance on clause (u) below, no such Lien extends to any asset not covered (or pursuant to the definitive documentation for such Indebtedness, required to be covered) by the Liens securing the Indebtedness that is being refinanced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted by clause (l) of the second of Section 4.09 provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates);

(l)          Liens existing on the Effective Date and any modification, replacement, refinancing, renewal or extension thereof; provided that no such Lien extends to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted by clause (l) of the second paragraph of Section 4.09; provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates);

(m)         Liens arising out of Sale and Lease-Back Transactions permitted by Section 4.10 and customary security deposits, related contract rights and payment intangibles related thereto;

(n)          Liens securing Capital Leases and other Indebtedness permitted pursuant to clause (l) of the second paragraph of Section 4.09; provided that any such Lien shall encumber only (i) the assets subject to such Capital Lease or the assets with respect to the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of which such Indebtedness was incurred (including, for the avoidance of doubt, deemed to be incurred as contemplated by clause (l) of the second paragraph of Section 4.09), (ii) after-acquired property that is affixed or incorporated into the property covered by such Lien and (iii) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted by clause (l) of the second paragraph of Section 4.09) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates;

(o)          Liens securing Indebtedness permitted pursuant to clause (m) of the second paragraph of Section 4.09 on the relevant acquired assets or on the Capital Stock and assets of the relevant Person that became a Restricted Subsidiary or that was merged, consolidated or amalgamated with or into Parent or any Restricted Subsidiary or of any relevant newly formed acquisition vehicle; provided that no such Lien (i) extends to any other assets, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted by clause (l) of the second paragraph of Section 4.09 provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates) or (ii) except in the case of Liens on the Capital Stock and assets of any relevant newly formed acquisition vehicle, was created in contemplation of the applicable merger, consolidation, amalgamation, acquisition or Investment;

(p)        (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the incurrence of Indebtedness, (B) pooled deposit or sweep accounts of Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of setoff) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted by this Indenture, which proceeds have been deposited into a dedicated account to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest, premiums or fees on such Indebtedness and are held in such dedicated account pending application for such purpose;

(q)          Liens on assets of, and Capital Stock in, Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors (including Capital Stock owned by such Persons) securing Indebtedness and other obligations of Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors permitted (or not restricted) pursuant to Section 4.09;

(r)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money), which Liens are (i) customary in the operation of the business of Parent or its Restricted Subsidiaries or (ii) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Parent or its Restricted Subsidiaries;

(s)          Liens securing Indebtedness permitted pursuant to the first paragraph and clauses (p)(C), (q)(i) or (t) of the second paragraph of Section 4.09;

(t)          Liens securing Indebtedness, so long as after giving effect thereto and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith) on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith), as of the last day of or for the then most recently ended Test Period, the Consolidated Secured Leverage Ratio would not exceed the greater of (x) 5.00 to 1.00 and (y) the Consolidated Secured Leverage Ratio as of the last day of the then most recently ended Test Period;

(u)          Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $670 million and 60% of Consolidated EBITDA for the then most recently ended Test Period;

(v)          (i) Liens on assets securing judgments, awards, attachments or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 6.01(a)(5) and (ii) any pledge or deposit securing any settlement of litigation;

(w)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(x)          Liens on securities that are the subject of repurchase agreements constituting “Permitted Investments” or any Investment otherwise permitted by Section 4.07 arising out of such repurchase transaction;

(y)          Liens securing obligations in respect of Guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments permitted by clauses (c), (d),(f), (x) and (y) of Section 4.09;

(z)          Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Indenture or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa)        Liens (i) in favor of the Issuer or any Restricted Subsidiary and /or (ii) granted by any party that is not the Issuer or a Guarantor in favor of any Restricted Subsidiary that is not the Issuer or a Guarantor, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted by Section 4.09.

(bb)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)       Liens (i) on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods and (ii) on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guaranties and other similar instruments;

(dd)        Liens securing (i) obligations of the type described in clause (e) or (ii) obligations of the type described in clause (r), in each case of the second paragraph of Section 4.09;

(ee)       (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture pursuant to any joint venture agreement, operating agreement, shareholders agreement or similar agreement with respect to such joint venture and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, operating agreements, shareholders agreements or similar agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries;

(ff)        (i) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness and (ii) Liens on proceeds of any Indebtedness, and any related deposit of Cash or Cash Equivalents to cover interest, premium and fees with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness;

(gg)        Liens consisting of the prior rights of consignees and their creditors under consignment arrangements entered into in the ordinary course of business or agreements to subordinate any interest of Parent or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by Parent or any Restricted Subsidiary pursuant to agreements entered into in the ordinary course of business;

(hh)        Liens arising out of receipt of customer deposits or advance or progress payments from customers, or deposits required by suppliers or joint venture partners, in each case in the ordinary course of business;

(ii)          maritime Liens on inventory or proceeds of inventory in transit;

(jj)          Liens disclosed in any mortgage policy or survey with respect to any Real Estate Asset and any replacement, extension or renewal thereof;

(kk)        Liens on accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (including any deposit accounts into which collection on such account receivables or other securitization assets are made) created or incurred in connection with any Permitted Receivables Financing;

(ll)          restrictions on transfers of securities imposed by applicable securities laws; and

(mm)      Liens securing obligations with respect to Banking Services owed by Parent and any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender.

“Permitted Parent” means any Public Company (or any subsidiary of such Public Company), provided that no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Effective Date), other than one or more of the Permitted Holders (and other than any Person that is acting solely as an underwriter or initial purchaser in connection with a public or private offering of any Capital Stock, acting in such capacity), is a beneficial owner of Voting Stock of such Public Company representing more than 50.0% of the total voting power of all the outstanding Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Receivables Financing” means any receivables, factoring or securitization facilities, financings or arrangements made available to Parent or any of its subsidiaries pursuant to which Parent or any of its Restricted Subsidiaries sells, conveys or otherwise transfers or grants a security interest in accounts receivable, notes receivable, unbilled revenue or other securitization assets and any related assets (including all collateral securing such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, all contracts and all guarantees or other obligations in respect of such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, proceeds of such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets, any deposit accounts into which collections on such account receivables or other securitization assets are made and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with receivables, factoring or securitization facilities, financings or arrangements) to (a) any Person that is not a Restricted Subsidiary (including any special purpose securitization subsidiary of Parent or directly to one or more investors or purchasers) or (b) a Receivables Subsidiary that in turn sells, conveys or otherwise transfers or grants a security interest in such accounts receivable, notes receivable, unbilled revenue or other securitization assets and related assets to any Person that is not Parent or a Restricted Subsidiary (including any special purpose securitization subsidiary of Parent or directly to one or more investors or purchasers); provided that such receivables, factoring or securitization facility, financing or arrangement shall be non-recourse to the Issuer and the

Guarantors except to the extent customary (as determined by Parent in good faith) for similar transactions in the applicable jurisdictions.  It is expressly acknowledged and agreed that the transactions pursuant to the Existing Receivables Agreement constitute a Permitted Receivables Financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Consolidated Total Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio, the Consolidated EBITDA, Consolidated Net Income, Consolidated Total Assets or any other financial ratio, test or metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect in accordance with Sections 1.05 and 1.06 shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a)         (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of Parent or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or (C) the implementation of any Initiative, income statement items (whether positive or negative and including any Expected Run Rate Effects) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or Investment or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to Consolidated Net Income or Consolidated EBITDA (or to any other metric that is based on Consolidated Net Income or Consolidated EBITDA) solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated EBITDA;

(b)        any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c)          any Indebtedness incurred or assumed by Parent or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any

Capital Lease shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by Parent.

All calculations under this Indenture on a Pro Forma Basis or after giving pro forma effect shall be as determined by Parent in good faith (it being understood and agreed that, in connection with any Permitted Acquisition or any other acquisition or Investment, to the extent Parent has not received financial statements as of the end of or for the applicable Test Period in respect of the property or Person subject to such Subject Transaction, Parent may make calculations under this Indenture on a Pro Forma Basis in respect of, or give pro forma effect to, such Subject Transaction using such financial information or data (including internal or management financial information or data) as has been made available to Parent in connection therewith (including any such financial information or data as of the end of or for any prior period)).

“Project Joint Venture” means any joint venture of Parent or any of its Restricted Subsidiaries established in the ordinary course of business for the purpose of performing a single project or series of related projects and obtaining, maintaining, renewing or performing under related customer contracts.

“Project Services Agreement” means a project services agreement to be entered into by and between SpinCo and Jacobs as part of the RMT Transactions, as amended, restated, supplemented or otherwise modified from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or similar laws under other applicable jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar laws under other applicable jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange as applicable to companies with listed equity or debt securities, directors’, managers’ or employees’ compensation or other costs to the extent attributable to being a Public Company, officer and director fee and expense reimbursement to the extent attributable to being a Public Company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a Public Company, directors’ and officers’ insurance and other legal and other professional fees (including auditors’ fees), listing fees, filing fees and other costs and expenses associated with being a Public Company.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Rating Agency” means (1) S&P, Fitch and Moody’s or (2) if S&P, Fitch or Moody’s or each of them shall not make a corporate rating with respect to Parent or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the

Issuer, which shall be substituted for any or all of S&P, Fitch or Moody’s, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Ratio Interest Expense” means, for any period, (a) the consolidated cash interest expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any costs associated with surety, performance, completion, payment, financial assurance or similar bonds or instruments (whether amortized or immediately expensed), (iii) any non-cash interest expense, (iv) any commission, discount or other fee or charge owed with respect to any letter of credit, bank guaranty or a similar instrument, any fee or expense paid to the Trustee in connection with its services under this Indenture and any other bank, administrative agency (or trustee) or financing fee and any other fees and expenses relating to Indebtedness, including commitment, bridge, amendment, consent, structuring, debt rating fees and administrative or trustee fees and charges with respect to the credit facilities established under any New Credit Agreement or with respect to other Indebtedness, (v) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (vi) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations or for failure to comply with reporting obligations (including any additional interest contemplated by Section 4.03), (vii) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other acquisition or Investment, (ix) any commissions, discounts, yield, make-whole premium or other fees and Charges (including interest expense) relating to any Permitted Receivables Financing or inventory financing, (x) any lease, rental or other expense in connection with any leases (other than Capital Leases), (xi) any interest expense with respect to Indebtedness of any Parent Company reflected in consolidated cash interest expense of Parent and its Restricted Subsidiaries solely by reason of push-down accounting, (xii) any penalty or interest relating to Taxes and (xiii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, minus (b) cash interest income of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of Parent or any Restricted Subsidiary in and to real property (including land, improvements and fixtures thereon).

“Receivables Subsidiary” means any subsidiary of Parent formed for the purpose of, or that solely engages in, any receivables, factoring or securitization facilities, financings or arrangements and other activities reasonably related to the foregoing.

“Record Date” means, for any applicable Interest Payment Date, the January 15 or July 15 (whether or not a Business Day), as applicable, immediately preceding such Interest Payment Date.

“refinances” means renews, extends, prepays, repays, redeems, defeases, retires, extinguishes, substitutes, refinances or replaces.  “refinanced” and “refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness or other obligation, any other Indebtedness that refinances such Indebtedness or other obligation (or any prior Refinancing Indebtedness in respect thereof).  It is understood that (a) a refinancing of any Indebtedness or other obligation need not occur concurrently with (and may occur at any time after) the prepayment, repayment, redemption, repurchase, defeasance or other satisfaction of such Indebtedness or other obligation and (b) so long as the requirements of clause (o)(i) of the second paragraph of Section 4.09 are satisfied, Parent may, at its election, deem any Indebtedness to constitute Refinancing Indebtedness in respect of any other Indebtedness or other obligation that shall have been prepaid, repaid, redeemed, repurchased, defeased or otherwise satisfied prior to the incurrence of such Refinancing Indebtedness.

“Refinancing Transactions” means, collectively, (i) the issuance of the Notes, (ii) the execution and delivery of the New Credit Agreement and (iii) the incurrence and use of proceeds of each of the foregoing to fund the repayment in full of the amounts outstanding under, and the termination of, the Existing Amentum Credit Agreements.

“Registration Rights Agreement” means the registration rights agreement to be entered into between SpinCo and Jacobs, as amended, restated, supplemented or otherwise modified from time to time.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Responsible Officer” means, when used with respect to the Trustee, means, with respect to the Trustee, any officer assigned to the Global Corporate Trust Division (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Debt” means any Indebtedness that (a) is Indebtedness of the type described in clause (a) or (b) of the definition of “Indebtedness” and (b) constitutes Subordinated Indebtedness; provided that, with respect to any such Indebtedness outstanding under a single agreement, the aggregate principal amount thereof exceeds the Threshold Amount.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, with respect to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary at such time.  Upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be a “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of Parent, including (to the extent the Issuer is not then Parent) the Issuer.

“Retained Asset Sale Proceeds” means the aggregate amount of Net Proceeds received by Parent or any Restricted Subsidiary since the Effective Date in respect of any Asset Sale that are not required to be applied to make a prepayment or to be reinvested under Section 4.10, other than as a result of the reinvestment thereof.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“RMT Financing Transactions” means the SpinCo financing, the SpinCo Cash Payment and the Amentum Credit Agreement Accession.

“RMT Transaction Documents” means the Merger Agreement, the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Project Services Agreement, the Stockholders Agreement, the Registration Rights Agreement and the other agreements entered or to be entered by Jacobs, SpinCo, Amentum and Historical Amentum Equityholder (as applicable) pursuant to any of the foregoing, including all annexes, exhibits, schedules, attachments and appendices thereto.

“RMT Transactions” means the Merger and the other transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement and the other RMT Transaction Documents (including the RMT Financing Transactions).

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which Parent or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal (including IP Rights), owned by Parent or any of its Restricted Subsidiaries to any Person (other than Parent or any of its Restricted Subsidiaries) and (b) as part of such transaction, thereafter leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, from such Person or its Affiliates.

“Screened Affiliate” means any Affiliate of a Holder (a) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (b) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Parent or its Subsidiaries, (c) whose investment policies are not directed by such Holder or any other

Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (d) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien on any asset of Parent or any of its Restricted Subsidiaries.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the revolving credit facility and the term loan facilities under the Existing Amentum Credit Agreements (or, from and after the consummation of the Refinancing Transactions, the revolving credit facility and the term loan facilities under the New Credit Agreement), including any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Indebtedness” means:

(1)          all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Effective Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)          (a) all Hedging Obligations (and guarantees thereof) and (b) all Indebtedness of the Issuer or any Guarantor in respect of Banking Services (and guarantees thereof); provided that such Hedging Obligations and Indebtedness, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)          any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4)          all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)          any obligation of such Person to Parent or any of its Subsidiaries;

(b)         any liability for federal, state, local, foreign or other taxes owed or owing by such Person;

(c)          any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)         any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)         that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Separation and Distribution Agreement” means the separation and distribution agreement, dated as of November 20, 2023, by and among Jacobs, SpinCo, Amentum and Historical Amentum Equityholder, as amended, restated, supplemented or otherwise modified from time to time.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (b) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries taken together that, as of the last day of the fiscal quarter of Parent most recently ended for which financial statements have been delivered pursuant to Section 4.03 (or, if earlier, at the option of Parent, are internally available), had revenues or total assets for such quarter in excess of 10% of the consolidated revenues or total assets, as applicable, of Parent for such quarter; provided that, solely for purposes of Section 6.01(a)(6), each Restricted Subsidiary forming part of such group is subject to an Event of Default under such clause.

“Similar Business” means any business engaged in, conducted or proposed to be conducted by Parent or any Restricted Subsidiary on the Effective Date and similar, incidental, complementary, ancillary, supportive, synergetic or related businesses or extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses), as reasonably determined by Parent.

“Specified Joint Venture Indebtedness” means (a) working capital Indebtedness, (b) obligations with respect to Capital Leases, (c) Indebtedness incurred to finance the acquisition, construction, improvement, repair or replacement of any assets and (d) letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar obligations.

“SpinCo” means Amazon Holdco Inc., a Delaware corporation.

“SpinCo Business” means the Critical Mission Solutions business and the Cyber & Intelligence business, which will be transferred to SpinCo in connection with the separation.

“SpinCo Cash Payment” means SpinCo’s cash payment to Jacobs of $1,000 million in accordance with the RMT Transaction Documents (subject to adjustment based on the levels of cash, debt and working capital in the SpinCo Business).

“SpinCo-Issuer Merger” means the merger of Escrow Issuer with and into SpinCo, with SpinCo surviving such merger.

“Sponsor” means each of (a) AS, its Affiliates and funds, partnerships or other investment or co-investment vehicles sponsored, controlled, managed or advised by any of them or any of their respective Affiliates and (b) LG, its Affiliates (including Lindsay Goldberg LLC) and funds, partnerships or other investment or co-investment vehicles sponsored, controlled, managed or advised by any of them or any of their respective Affiliates, but excluding, however, any operating portfolio company of any Sponsor.

“Stockholders Agreement” means a stockholders agreement to be entered into by and between SpinCo and Historical Amentum Equityholder, as amended, restated, supplemented or otherwise modified from time to time.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person and any similar Investment (and, in any event, including any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase Parent’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing Parent’s or any Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Indenture, (c) any Disposition of all or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of Parent or a Restricted Subsidiary) not prohibited by this Indenture, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, (e) any incurrence of any Indebtedness (other than of revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by Parent in good faith)) and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than of revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by Parent in good faith)), (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock, (g) the implementation of any Initiative, (h) any Customer Contract Event or (i) any other event that by the terms of this Indenture requires pro forma compliance with a test or covenant under this Indenture or requires such test or covenant to be calculated on a Pro Forma Basis; provided that any transaction referred to in clause (b) or (c) above may, in the sole discretion of Parent, be deemed not to constitute a Subject Transaction to the extent pro forma financial information in respect thereof would not be required to be prepared pursuant to the rules and regulations of the SEC.

“Subordinated Indebtedness” means any Indebtedness of the type described in clause (a) or (b) of the definition of “Indebtedness” of the Issuer or any Guarantor (other than Indebtedness among Parent or its subsidiaries) that is expressly subordinated in right of payment to the Notes (in the case of the Issuer) or the Note Guarantee of such Guarantor (in the case of any Guarantor).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, “subsidiary” shall mean any subsidiary of Parent.

“Subsidiary Guarantor” means a Guarantor that is a subsidiary of Parent.

“Supply Chain Financing Arrangement” means an arrangement whereby Parent or any of its subsidiaries sells its accounts receivables, in connection with the collection of such accounts receivable in the ordinary course of business (and not as part of a financing by Parent or any of its Subsidiaries), pursuant to a “supply chain financing” program established by or at the direction of the customer that is the account debtor with respect to such accounts receivables.

“Tax Matters Agreement” means a tax matters agreement to be entered into by and among SpinCo, Jacobs, Amentum and Amentum Equityholder, as amended, restated, supplemented or otherwise modified from time to time.

“Taxes” (with “Tax” having a correlative meaning) means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 4.03, or, if earlier, at the option of Parent, for which financial statements are internally available.

“Testing Transaction” means (a) any acquisition or Investment, (b) any merger, consolidation, amalgamation or similar transaction to which Parent or any Restricted Subsidiary is a party, (c) any Disposition, (d) any acquisition by any Person of beneficial ownership, directly or indirectly, of any Capital Stock of Parent (including pursuant to an acquisition of any Capital Stock of any Permitted Holder), (e) any Restricted Payment, (f) any designation of any subsidiary of Parent as an Unrestricted Subsidiary or as a Restricted Subsidiary, (g) any Permitted Reorganization Election and (h) any incurrence or issuance of, or repayment, prepayment, redemption, repurchase, defeasance, satisfaction or other refinancing of, any Indebtedness, Disqualified Stock or Preferred Stock and the creation of any Liens securing any Indebtedness.

“Threshold Amount” means the greater of (a) $310 million and (b) 27.5% of Consolidated EBITDA for the then most recently ended Test Period.

“Transaction Costs” means fees, premiums, expenses, closing payments and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Amentum, SpinCo or any of their respective subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means the RMT Transactions and the Refinancing Transactions.

“Transition Services Agreement” means a transition services agreement to be entered into by and between SpinCo and Jacobs, as amended, restated, supplemented or otherwise modified from time to time.

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the then most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2027; provided, however, that if the period from such Redemption Date to August 1, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank Trust Company, National Association until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash Amount” means, on any date of determination, the amount determined as of such date equal to the sum, without duplication, of (a)  Cash and Cash Equivalents of Parent and its Restricted Subsidiaries, excluding Cash and Cash Equivalents that would be set forth as “restricted” on the consolidated balance sheet of Parent and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, and (b) Cash and Cash Equivalents of Parent and its Restricted Subsidiaries that are so restricted (i) in the case of any determination of the Consolidated Secured Leverage Ratio, in favor of any Indebtedness included in the numerator of the Consolidated Secured Leverage Ratio (which Cash and Cash Equivalents may also be restricted in favor of other Indebtedness) and (ii) in the case of any determination of the Consolidated Total Leverage Ratio, in favor of any Indebtedness included in the numerator of the Consolidated Total Leverage Ratio (which Cash and Cash Equivalents may also be restricted in favor of other Indebtedness), in each case, whether or not held in a pledged account.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided below) and any subsidiary of an Unrestricted Subsidiary.

Upon or following the Escrow Release, Parent may designate (or redesignate) any subsidiary of Parent (other than the Issuer, but including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(1)          immediately after giving effect to such designation, or redesignation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary);

(2)          any subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary; and

(3)          no Unrestricted Subsidiary may own any IP Rights, and neither Parent nor any of its Restricted Subsidiaries may assign or otherwise transfer to any Unrestricted Subsidiary any IP Rights, in each case, which IP Rights are material to the operation of the business of Parent and its Restricted Subsidiaries, taken as a whole.

The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to Parent’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by Parent (and such designation shall only be permitted to the extent such Investment is permitted by Section 4.07 or, if on the date such subsidiary is so designated, there are Suspended Covenants as a result of the provisions described above under Section 4.16, such Investment would have complied with Section 4.07 as if such covenant was in effect for the purposes of designating Unrestricted Subsidiaries from the Effective Date to the date of such designation).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable.

“U.S. Government Obligations” means securities that are:

(1)          direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)          obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” means, with respect to any Person, at any time, Capital Stock of such Person that at such time is generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person.  To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons that are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Wholly-Owned Restricted Subsidiary” of any Person means a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the relevant jurisdiction) is owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.  Unless the context otherwise requires, any reference to a Wholly-Owned Subsidiary refers to a Wholly-Owned Subsidiary of Parent.

SECTION 1.02.          Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10
“Additional Interest”	4.03
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Applicable Law”	7.12
“Applicable Premium Deficit”	8.04
“Applicable Proceeds”	4.10
“Asset Sale Proceeds Application Period”	4.10
“Authentication Order”	2.02
“Burdensome Agreements”	4.08
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Commitment Application Period”	4.10
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Customer Contract Event”	1.01
“Directing Holder”	6.02
“Escrow Account”	12.01
“Escrow Agent”	12.01
“Escrow Agreement”	12.01
“Escrow Release”	12.02
“Escrow Release Conditions”	12.02
“Escrow Release Date”	12.02
“Escrow Release Notice”	12.02
“Escrowed Property”	12.01
“Expected Run Rate Effects”	1.01
“Excess Proceeds”	4.10
“Fixed Amount”	1.05
“General Restricted Debt Payment Basket”	4.07
“guarantor”	1.01
“incur”	4.09
“Incurrence-Based Amount”	1.05
“Initial Default”	6.02
“Initiative”	1.01
“Legal Defeasance”	8.02

Term	Defined in Section

“Master Agreement”	1.01
“Note Register”	2.03
“Noteholder Direction”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Outside Date”	12.02
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Permitted Reorganization Election”	1.06
“Position Representation”	6.02
“primary obligor”	1.01
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Debt Payments”	4.07
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Shortfall Amount”	3.10
“Special Mandatory Redemption”	3.10
“Special Mandatory Redemption Date”	3.10
“Special Mandatory Redemption Price”	3.10
“Special Mandatory Redemption Triggering Date”	3.10
“specified transaction”	1.06
“Subject Lien”	4.12
“Successor Company”	5.01
“Successor Guarantor”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Testing Election”	1.05
“Treasury Capital Stock”	4.07
“TT Test Date”	1.05
“Verification Covenant”	6.02
“withdrawal deadline”	4.14

SECTION 1.03.          Inapplicability of Trust Indenture Act.

No provisions of the Trust Indenture Act are incorporated by reference in or made a part of this Indenture.  The Issuer and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. Except as specifically provided in this Indenture, no terms that are defined under the Trust Indenture Act have such meanings for purposes of this Indenture.

SECTION 1.04.          [Reserved].

SECTION 1.05.          Certain Calculations and Tests.

(a)          Notwithstanding anything to the contrary in this Indenture, for purposes of determining:

(1)          compliance (including any requirement to determine compliance on a Pro Forma Basis) with any financial ratio or test (including any Consolidated Total Leverage Ratio test, any

Consolidated Secured Leverage Ratio or any Fixed Charge Coverage Ratio test (including any such test expressed as such ratio being no worse than the corresponding ratio prior to giving pro forma effect to the applicable Testing Transaction) or testing availability under any basket expressed as a percentage of Consolidated EBITDA or otherwise determined by reference to a financial metric (including by reference to the CNI Growth Amount or any other financial metric set forth in Section 4.07(a)(2) or to the Market Capitalization); or

(2)          the absence of any Default or Event of Default (or any type of Default or Event of Default);

in each case, as a condition to, or for purposes of determining permissibility under this Indenture of, any Testing Transaction (or of any related action or transaction, including any assumption or incurrence of any Indebtedness or the creation of any Liens in connection therewith), the determination of whether the relevant condition is satisfied or such Testing Transaction (and any related action or transaction) is permitted by this Indenture may be made, at the election of Parent in its sole discretion (such election, the “Testing Election”), at the time of (or on the basis of the financial statements for the then most recently ended Test Period at the time of) (such time, the “TT Test Date”) (A) the execution of the definitive agreement or a letter of intent (or a similar undertaking) with respect to such Testing Transaction (or, in the case of any Testing Transaction made pursuant to a tender or similar offer, at the time of the commencement of such offer or, in the case of any Testing Transaction to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction)), (B) the declaration of, or delivery of irrevocable (which may be conditional) notice with respect to, such Testing Transaction or (C) the obtainment of a binding commitment from a third party with respect to such Testing Transaction, all as determined to be applicable by Parent in good faith, in each case, after giving effect on a Pro Forma Basis to the relevant Testing Transaction (and the related actions and transactions).  For the avoidance of doubt, if Parent has made a Testing Election with respect to any Testing Transaction (and any related actions or transactions), (1) the applicable financial ratios or tests, baskets, financial metrics or other items with respect to which the determination was made on the TT Test Date as set forth above shall not be re-tested or re-determined again at the time of the consummation of such Testing Transaction (and any such related actions or transactions); provided that (x) Parent may elect, in its sole discretion, to re-test or re-determine any of the applicable financial ratios or tests, baskets or other financial metrics as of the last day of, or for, any Test Period ending after such TT Test Date (but prior to the consummation of such Testing Transaction), in which case, solely as to such financial ratios or tests, baskets or other financial metrics, the last day of such Test Period shall thereafter be deemed to be the applicable TT Test Date and (y) if any financial ratios or tests or financial metrics improve or baskets increase after the applicable TT Test Date, such improved ratios, tests, financial metrics or baskets may be utilized by Parent and its Restricted Subsidiaries with respect to such Testing Transaction (and any related actions or transactions) and (2) the occurrence of any Default or Event of Default, in each case, after the applicable TT Test Date shall be disregarded for the purposes of determining whether such Testing Transaction (and any related actions or transactions) are permitted by this Indenture.  For purposes of any determination under this paragraph, Ratio Interest Expense with respect to any Indebtedness expected to be assumed or incurred as part of, or in connection with, any Testing Transaction will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by Parent in good faith.  If Parent has made a Testing Election with respect to any Testing Transaction, then, in connection with any subsequent calculation of the financial ratios or tests, baskets or other financial metrics on or following the applicable TT Test Date and prior to the earlier of (x) the date on which such Testing Transaction is consummated or (y) the date that the definitive agreement, tender or similar offer with respect to such Testing Transaction is terminated without the consummation thereof or such Testing Transaction is otherwise abandoned prior to the consummation thereof, any such financial ratio or tests, basket or financial metric shall be calculated on a Pro Forma Basis assuming such Testing Transaction (and the related actions and transactions) have been consummated.

(b)          For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio, test or metric (including any Consolidated Total Leverage Ratio test, any Consolidated Secured Leverage Ratio test, any Fixed Charge Coverage Ratio test or the amount of Consolidated Interest Expense, Consolidated EBITDA, Fixed Charges, Consolidated Net Income (including for purposes of the CNI Growth Amount) or Consolidated Total Assets), such financial ratio, test or metric shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to clause (a) above), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio, test or metric.  In furtherance of and without limiting the foregoing, if, in connection with any such action, change, transaction or event, any financial ratio, test or metric was calculated by Parent in good faith on the basis of the financial statements or financial information available to Parent at the time such action was taken, such change was made, such transaction was consummated or such event occurred, as the case may be (or, in each case, such other time as is applicable thereto pursuant to clause (a) above), and on such basis such action, change, transaction or event was permitted by this Indenture (or otherwise did not result in a Default or Event of Default), then such action, change, transaction or event (and the taking, making, consummation or occurrence thereof) shall continue to be permitted (and shall not result or constitute a Default or Event of Default) even if any such financial statements or financial information are subsequently restated, modified or adjusted (it being understood that nothing in this sentence shall affect whether or not such restatement, modification or adjustment itself constitutes a Default or Event of Default).

(c)          Notwithstanding anything to the contrary in this Indenture, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio (including any Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio) (any such amount, the “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio (including any Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Consolidated EBITDA or Consolidated Total Assets (including the Unrestricted Cash Amount (other than with respect to the netting of the Cash proceeds of Indebtedness)) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts.  Parent may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated), in whole or in part, in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts; provided that unless Parent elects otherwise, each such amount incurred or transaction entered into (or consummated) will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.  In connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and, at the election of Parent, assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(d)         Any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition or Affiliate Transaction need not be permitted solely by reference to one clause or subclause of Sections 4.07, 4.08, 4.09, 4.10, 4.11 or 4.12 respectively (or one clause or subclause of any related definitions, including the definition of “Asset Sale”, the definition of “Permitted Investments” and the definition of “Permitted Liens”), but may instead be permitted in part under any combination of clauses or subclauses of such covenant (or such related definitions), all as classified or reclassified by Parent in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause (or such related definitions) only to the extent so classified or reclassified thereto.  In addition, for purposes of determining compliance at any time with Sections 4.07, 4.09 and 4.12 (and for purposes of any related definitions, including the definition of “Asset Sale”, the definition of “Permitted Investments” and the definition of “Permitted Liens”), Parent may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically), any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, previously incurred, made or otherwise undertaken under any basket or prong other than a “ratio-based” basket or prong as having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket or prong set forth in such covenant  (or such related definitions) if such item (or such portion thereof) would, using the figures as of the end of or for any Test Period ended after the date of such incurrence, making or undertaking, be permitted by the applicable “ratio-based” basket or prong.  For the avoidance of doubt, any amount so classified or reclassified to any applicable “ratio-based” basket or prong shall be disregarded, and shall be deemed not to be outstanding, for purposes of determining availability under any other applicable exception in such covenant or related definitions that does not require compliance with a ratio.  In addition, in the case of any clause or subclause (or related definitions) of Sections 4.09 or 4.12, that requires a calculation of any such financial ratio or test, to the extent the committed amount of any Indebtedness has been tested, such committed amount may, at the election of Parent, thereafter be borrowed and, in the case of commitments of a revolving nature, reborrowed in whole or in part, from time to time, without any further testing under Sections 4.09 or 4.12.

(e)         For purposes of determining compliance with this Indenture, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of Parent as of such date prepared in accordance with GAAP and (ii) the accrual of interest, fees or premium, the accretion of accreted value, the amortization of original issue discount, the payment of interest, fees or premiums in the form of additional Indebtedness or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligation.

(f)         The amount of any Investment shall be the original cost (in the case of any cost other than in the form of Cash and Cash Equivalents, determined at the fair market value thereof) of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any Returns in respect of such Investment; provided that the amount of any Investment in the form of a guarantee of Indebtedness shall be determined in accordance with the definition of the term “guarantee.”

(g)          Except as may be provided in this Indenture, Parent will be responsible for monitoring and making all calculations called for under this Indenture and the Notes.  Without limiting the foregoing, the Trustee shall not be responsible, or have any liability, for the calculation of any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Testing Transaction or any Testing Election.

(h)          Any financial ratios required to be maintained by Parent pursuant to this Indenture (or required to be satisfied in order for a specific action to be permitted by this Indenture) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Indenture and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.06.          Certain Compliance Determinations; Interpretation.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” is not exclusive. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be interpreted to express a command, and the word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees (including administrative or judicial precedents or authorities), standards, guidelines, ordinances, injunctions, and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authorities. The words “asset” and “property”, when used in this Indenture, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in the New Credit Agreement, in any other agreements governing the Senior Credit Facilities and in any RMT Transaction Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder” and other words of similar import, when used herein, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, clauses, paragraphs and Exhibits shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits to, as the case may be, this Indenture and (f) in the computation of periods of time in this Indenture from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.  For purposes of this Indenture, (i) the fair market value of any asset or property shall be such fair market value as is determined by Parent in good faith (it being understood that Parent may base its determination on the book value of such asset or property), (ii) Unrestricted Subsidiaries may use value transferred, by means of an Investment permitted by this Indenture, from Parent and its Restricted Subsidiaries to purchase or otherwise acquire Indebtedness or Capital Stock of Parent and its Restricted Subsidiaries, or to transfer value to any direct or indirect holders of the Capital Stock of Parent or any Restricted Subsidiary or to Affiliates thereof, and such purchase, acquisition or transfer by any Unrestricted Subsidiary will not be deemed to be a “direct or indirect” action by Parent or its Restricted Subsidiaries, (iii) nothing pursuant to Sections 4.07, 4.09, 4.12 or the definition of “Permitted Investments” is intended to expand the definition of the terms Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment, as applicable, and any clause or subclause set forth in any such covenant or definition that contains an exception for items or actions that are not (even if such clause or subclause were to be disregarded) restricted by such covenant or definition are intended to evidence, for the avoidance of doubt, the permissibility of such item or action or to permit other items or actions that expressly refer to such clause or subclause and (iv) the term “ordinary course of business” or phrases of similar import, when used in reference to Parent, its subsidiaries or any joint ventures of any of the foregoing, is not limited to actions consistent with their past practice and instead shall be ordinary course of business as determined by Parent in good faith (it being understood that Parent may base its determination on general industry practices or industry norm).  Any reference in this Indenture to a “merger” includes an amalgamation, and to “merge” includes to “amalgamate.”

(b)        If Parent notifies the Trustee of Parent’s election to interpret any provision hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) any calculation or determination in this Indenture that requires the application of GAAP across multiple fiscal quarters need not be calculated or determined using the same accounting standard for each constituent fiscal quarter and (iii) unless otherwise elected by Parent, GAAP (and, if applicable, IFRS) shall not include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies (unless Parent is a Public Company); provided that all terms of an accounting or financial nature used in this Indenture shall be construed (other than for purposes of Section 4.03), and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification, Financial Accounting Standard or International Accounting Standard having a similar result or effect) to value any Indebtedness of Parent or any subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, Financial Accounting Standard or International Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) unless otherwise elected by Parent by written notice to the Trustee (in which case the provisions of this clause (C) shall cease to apply from and after such notice), any change to GAAP occurring after December 31, 2017, as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease (or a financing lease) where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.  If Parent notifies the Trustee that Parent is required or has elected to report under IFRS, then “GAAP” shall mean IFRS.  For the avoidance of doubt, it is understood and agreed that (I) a conversion to report under IFRS will not result, and will not be treated as, (x) an incurrence of any Indebtedness or (y) have the effect of making any action (including any action conditioned on compliance with a financial ratio or test) that was taken prior to such conversion (and that, at the time taken, was in compliance with the terms of this Indenture) to cease to be in compliance with the terms of this Indenture and (II) Parent and its subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or in the application thereof (including as a result of conversion to report under IFRS), and such restatements will not, solely as a result of compliance with such change in GAAP or in the application thereof (including such conversion to report under IFRS), result in a Default or an Event of Default.

(c)         Notwithstanding anything to the contrary in this Indenture, but subject to Section 1.05, all financial ratios and tests (including the Consolidated Total Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets, Unrestricted Cash Amount, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income and Fixed Charges) contained in this Indenture that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness or Liens to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis and may be determined with reference to the financial statements of a Parent Company instead, so long as such Parent Company does not hold any material assets other than, directly or indirectly, the Capital Stock of Parent (as determined in good faith by the Board of Directors or senior management of Parent (or any other Parent Company)).  Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period).  For purposes of the foregoing, (i) to the extent the proceeds of any newly incurred Indebtedness are intended to be used by Parent and its Restricted Subsidiaries to refinance any other Indebtedness of Parent and its Restricted Subsidiaries no later than 60 days following the date of the incurrence of such Indebtedness, Parent may, in its sole discretion, give pro forma effect to such refinancing of such other Indebtedness and (ii) in the event Parent or any of its Restricted Subsidiaries shall have entered into a binding definitive agreement or letter of intent with respect any acquisition, Investment or Disposition that constitutes a Subject Transaction (but which acquisition, Investment or Disposition has not yet been consummated), Parent may, in its sole discretion and for purposes of this paragraph, deem such acquisition, Investment or Disposition (and all related Subject Transactions, including any incurrence or repayment of Indebtedness) to “have been consummated” or to “have occurred” upon the entry into such binding definitive agreement or letter of intent (but not after such binding definitive agreement or letter of intent is terminated without consummation of such acquisition, Investment or Disposition).

(d)         For purposes of this Indenture, when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis,” when such reference is made with respect to Parent and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall, unless expressly indicated otherwise, exclude from such consolidation the accounts of the Unrestricted Subsidiaries.  Notwithstanding anything to the contrary herein or in this Indenture, all references herein or in this Indenture to the Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio or Fixed Charge Coverage Ratio, Consolidated EBITDA, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Consolidated Total Assets or any other financial metric (including component definitions thereof) being determined on a consolidated basis for Parent or on a consolidated basis for Parent and its Restricted Subsidiaries (or references of similar import) will be deemed to include each variable interest entity the financial results of which are required to be consolidated in Parent’s consolidated financial statements in accordance with GAAP as if such variable interest entity were a Restricted Subsidiary of Parent; provided that such variable interest entities shall not otherwise be treated as subsidiaries of Parent for any other purpose under this Indenture.

(e)          Notwithstanding anything to the contrary herein or in this Indenture, all references in this Indenture to the Consolidated EBITDA, Consolidated Net Income or Consolidated Total Debt attributable to any Person in which Parent, directly or indirectly, owns any Capital Stock but that is not a Wholly-Owned Subsidiary of Parent, the percentage of Consolidated EBITDA, Consolidated Net Income or Consolidated Total Debt of such Person (assuming for purposes of this section that all references to Parent and its Restricted Subsidiaries in the definition of “Consolidated EBITDA,” “Consolidated Net Income” or

“Consolidated Total Debt” referred to such Person and its subsidiaries) that may be considered to be Consolidated EBITDA, Consolidated Net Income or Consolidated Total Debt under this Indenture shall be equal to the percentage of all issued and outstanding Capital Stock of such Person that is owned, directly or indirectly, by Parent.

(f)          For purposes of any determination under this Indenture (other than the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate Transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than U.S. Dollars, the U.S. Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or by reference to any other reputable publicly available service for displaying exchange rates as may be selected by Parent) for such foreign currency, as in effect (as of the time of determination by Parent) on the date of such specified transaction (or, in the case of any specified transaction, at the election of Parent, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.05 above or, in the case of the incurrence of Indebtedness, on the date such Indebtedness is first committed).  Notwithstanding anything to the contrary set forth in this Indenture, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and the relevant refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced, except by the sum of (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing, (B) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred under Section 4.09 (or, if applicable, permitted to be secured under Section 4.12) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence).  For purposes of the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture, on any relevant date of determination, amounts denominated in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate used by Parent in preparing the financial statements delivered pursuant to Section 4.03 for the relevant Test Period (or, if prior to the first such delivery, the then most recent pro forma financial statements of Parent publicly filed with the SEC) and may, at the election of Parent, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted by this Indenture in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness.

(g)         Notwithstanding anything to the contrary in this Indenture, at any time that a Permitted Parent shall beneficially own, directly or indirectly, more than 50.0% of the Voting Stock of Parent and shall have become a Guarantor, Parent may, in its sole discretion, by written notice to the Trustee (a “Permitted Reorganization Election”), elect that such Permitted Parent be deemed to be “Parent” for all purposes of the negative covenants under this Indenture and the Notes (but, for the avoidance of doubt, (i) not for purposes of any affirmative covenants and (ii) such election shall not cause such Permitted Parent to become the Issuer of the Notes); provided that no Default or Event of Default exists or would result therefrom.

SECTION 1.07.          Acts of Holders.

(a)          Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to Parent or the Issuer, as applicable.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.07.

(b)          The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)          The ownership of Notes shall be proved by the Note Register.

(d)         Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or Parent in reliance thereon, whether or not notation of such action is made upon such Note.

(e)          The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)          Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.07(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)          Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)          The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

SECTION 2.01.          Form and Dating; Terms.

(a)          General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)          Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c)          Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)          Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture or a supplemental indenture hereto, as applicable, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14.  The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (other than the issue date, issue price, first interest payment amount, first interest payment date and the applicability of escrow and mandatory redemption provisions, as the case may be); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes; provided further that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and, to the extent applicable, Section 4.12.  Any Additional Notes shall be issued pursuant to a supplemental indenture to this Indenture.  All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

(e)          Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02.          Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes.  In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03.          Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of its Affiliates may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04.          Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a subsidiary) shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06.          Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c).  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b)        Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)        Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities

Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)        if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B)        if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A)        such transfer is effected pursuant to an effective registration statement; or

(B)         the Registrar receives the following:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2)          if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)          Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)          Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)          if such beneficial interest is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)          if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred to Parent or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E)          if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)          Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B)

of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)         Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if:

(A)        such transfer is effected pursuant to an effective registration statement; or

(B)         the Registrar receives the following:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2)          if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)        Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)         Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)        if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)        if such Restricted Definitive Note is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)        if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)        if such Restricted Definitive Note is being transferred to Parent or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E)         if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)          Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)        such transfer is effected pursuant to an effective registration statement; or

(B)        the Registrar receives the following:

(1)          if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2)          if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)         Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)          Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)        if the transfer will be made to a person that the transferor reasonably believes to be a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B)         if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C)        if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144), then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)          Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)        such transfer is effected pursuant to an effective registration statement; or

(B)         the Registrar receives the following:

(1)          if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2)          if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)          Notwithstanding anything to the contrary contained in this Indenture, a Holder may not transfer a Restricted Definitive Note or Restricted Global Note in reliance on Rule 144 (or any successor provision) under the Securities Act.

(g)          Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)           Private Placement Legend.

(A)        Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE  SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B)        Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)          Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE

TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)          Regulation S Temporary Global Note Legend.  Each Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE.  THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (ii) THE DATE OF ISSUE OF THESE NOTES.”

(h)          Cancellation or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)          General Provisions Relating to Transfers and Exchanges.

(i)          To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii)          No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, fees required by law or similar governmental charge payable in connection therewith (other than any such transfer taxes, fees required by law or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii)         Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)         The Issuer and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before delivering a notice of redemption of Notes to be redeemed and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, an Alternate Offer, an Advance Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)       Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)      At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix)         All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)          None of the Issuer, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note).  The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures.  The Issuer, the Trustee and the Agents shall be entitled to conclusively rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.  The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof.  None of the Issuer, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi)         Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(xii)       The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Global Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.  Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

SECTION 2.07.          Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.          Treasury Notes; Debt Fund Affiliates.

(a)          In determining whether the Holders of the required principal amount of Notes have concurred in any written direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer (other than a Debt Fund Affiliate), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such written direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not Parent or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

(b)          Notwithstanding anything in this Indenture to the contrary, the Notes held by Debt Fund Affiliates shall not account for more than 49.9% of the principal amount of outstanding Notes included in determining whether the Holders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture therefrom, (B) otherwise acted on any matter related to this Indenture or (C) directed or required the Trustee to undertake any action (or refrain from taking any action) with respect to or under this Indenture; the portion of the Notes that accounts for more than 49.9% of the relevant requisite principal amount of outstanding Notes shall be deemed to be not outstanding for all such purposes.

SECTION 2.10.          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11.          Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon their written request.  The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.          Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Trustee shall promptly notify the Issuer of such special record date.  At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.          CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other similar numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.  The Issuer will as promptly as practicable notify the Trustee of any change in the CUSIP, ISIN or other similar numbers.

ARTICLE 3

REDEMPTION

SECTION 3.01.          Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, they shall furnish to the Trustee, at least two Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price or, if not then ascertainable, the manner of calculation thereof; provided that notwithstanding anything herein to the contrary, no Opinion of Counsel shall be required in connection with such redemption or the delivery of such notice of redemption in accordance with Section 3.03.

SECTION 3.02.          Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or purchase of Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase will be made by the Trustee on a pro rata basis to the extent applicable or by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or purchase by DTC in accordance with its standard procedures therefor; provided further that no Notes of less than $2,000 can be redeemed or repurchased in part.  Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, at least 10 days but, except in connection with Section 3.03(c), Article 8 and Article 11, not more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03.          Notice of Redemption.

(a)          Subject to Section 3.09, the Issuer shall deliver or cause to be delivered electronically, in accordance with DTC procedures in the case of Global Notes, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but (except as set forth in Section 3.03(c), Article 8 and Article 11), not more than 60 days before the purchase date or Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or as specified in Section 3.03(c).  Notices of redemption may be conditional.

(b)          The notice shall identify the Notes to be redeemed and shall state:

(i)           the Redemption Date;

(ii)          the redemption price or, if not then ascertainable, the manner of calculation thereof;

(iii)        if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv)         the name and address of the Paying Agent;

(v)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi)          that, unless the Issuer default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, unless such redemption is conditioned on the happening of a future event;

(vii)        the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii)       that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(ix)         any conditions to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (or such shorter time period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03(b).

(c)        Any redemption of, or offer to purchase, the Notes may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including, the completion or occurrence of an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control.  If a redemption or purchase is subject to the satisfaction of one or more conditions precedent, notice of such redemption or purchase may be given in connection with the related Equity Offering, transaction or event, as the case may be, and prior to the completion or the occurrence thereof.  Such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived, or at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived, in each case by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed.  In addition, the Issuer may provide in any notice of redemption or offer to purchase the Notes that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.  In no event shall the Trustee be responsible for monitoring, or charged with knowledge (actual or constructive) of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(d)        The Issue may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions.  Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur.

SECTION 3.04.          Effect of Notice of Redemption or Purchase.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the redemption price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event.  The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note.  Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, unless the Issuer defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase, unless such redemption or purchase remains conditioned on the occurrence of a future event that has not occurred.

SECTION 3.05.          Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06.          Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07.          Optional Redemption.

(a)          At any time prior to August 1, 2027, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as described in Section 3.03, at a redemption price equal to 100.000% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the right of Holders of record of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b)          On and after August 1, 2027, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage

2027	103.625%
2028	101.813%
2029 and thereafter	100.000%

(c)          At any time prior to August 1, 2027, the Issuer may, at its option, upon notice as described in Section 3.03, on one or more occasions redeem up to 40.0% of the aggregate principal amount of the Notes (including Additional Notes) issued and outstanding under this Indenture at a redemption price (as calculated by the Issuer) equal to (i) 107.250% of the aggregate principal amount thereof, in an amount equal to or less than the amount of net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer or a Guarantor, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that (a) at least 50.0% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed or to be repurchased or redeemed and for which a notice of repurchase or redemption has been issued at or about such time in accordance with the terms of this Indenture) and (b) each such redemption occurs within 180 days of the date of closing of such Equity Offering.

(d)          Notwithstanding the foregoing, in connection with any tender offer for the Notes (including a Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer), if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party approved in writing by the Issuer making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right.  upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the Redemption Date or purchase date if the notice is subject to one or more conditions precedent as described under Section 3.03), given not more than 60 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such tender offer) plus accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date or purchase date.  For the avoidance of doubt, in determining whether the Holders of at least 90.0% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Notes owned by any Affiliates of the Issuer, by any portfolio companies or funds controlled or managed by any Affiliates of the Issuer, or any successor thereof, or by any Debt Fund Affiliates shall be deemed to be outstanding.

(i)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(j)          The Issuer, the Sponsor and their respective Affiliates may, at their discretion, at any time and from time to time, acquire Notes by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 3.08.          Mandatory Redemption.

Except as described in Section 3.10, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09.          Offers to Repurchase by Application of Excess Proceeds.

(a)          In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer or elects to commence an Advance Offer, they shall follow the procedures specified below.

(b)         The Asset Sale Offer or Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms of any other Equal Priority Obligations or, to the extent that the assets or property disposed of in the Asset Sale were not Collateral, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and, if applicable, Equal Priority Obligations or other Pari Passu Indebtedness tendered in response to the Asset Sale Offer or Advance Offer, as the case may be.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)          If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be.

(d)         Upon the commencement of an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be.  The Asset Sale Offer or Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of other Equal Priority Obligations and, to the extent that the assets and property disposed of in the Asset Sale were not Collateral, any other Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Sale Offer or Advance Offer, as the case may be, shall state:

(i)           that the Asset Sale Offer or Advance Offer, as the case may be, is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer or Advance Offer, as the case may be, shall remain open;

(ii)          the Offer Amount, the purchase price and the Purchase Date;

(iii)         that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)         that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Advance Offer, as the case may be, shall cease to accrue interest after the Purchase Date;

(v)          that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(vi)        that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)        that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)      that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, other Equal Priority Obligations and, to the extent that the assets and property disposed of in the Asset Sale were not Collateral, other Pari Passu Indebtedness, in each case, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such other Equal Priority Obligations and such other Pari Passu Indebtedness shall select such other Equal Priority Obligations and Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Equal Priority Obligations and such other Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(ix)        that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)          On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)          The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer shall publicly announce the results of the Asset Sale Offer or Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

SECTION 3.10.          Special Mandatory Redemption.

(a)          If (i) the Escrow Agent has not received the Escrow Release Notice on or prior to the Outside Date, (ii) Amentum notifies the Escrow Agent in writing that in its reasonable judgment the Merger will not be consummated on or prior to the Outside Date or (iii) Amentum notifies the Escrow Agent in writing that the Merger Agreement has been terminated in accordance with its terms (the earliest date of any such event described in the foregoing clauses (i), (ii), or (iii) being the “Special Mandatory Redemption Triggering Date”), then:

(1)         in the case of clause (a)(i) only, the Escrow Agreement requires that the Escrow Agent shall promptly provide notice to the Escrow Issuer to provide payment with respect to the amount by which the Special Mandatory Redemption Price (as defined below) payable upon such Special Mandatory Redemption exceeds the amount of the Escrowed Property in the Escrow Account on such date (the “Shortfall Amount”), if any;

(2)          in the case of each of clauses (a)(i), (ii) and (iii), the Escrow Issuer shall provide payment of the Shortfall Amount, if any, to the Trustee within three Business Days following receipt of (x) such notice from the Escrow Agent (in the case of clause (a)(i)) or (y) delivery of such notice to the Escrow Agent (in the case of clauses (a)(ii) and (a)(iii)), as the case may be; and

(3)         in the case of each of clauses (a)(i), (ii) and (iii), the Escrow Agreement provides that the Escrow Agent shall release the Escrowed Property (including investment earnings thereon and proceeds thereof to the extent the amount of Escrowed Property does not exceed the Special Mandatory Redemption Price) to the Trustee, on the third Business Day succeeding (a) the Outside Date (in the case of clause (a)(i)) or (b) the date of such notice (in the case of clauses (a)(ii) or (iii)), as the case may be (such third Business Day, the “Special Mandatory Redemption Date”),

and, in the case of each of clauses (a)(2) and (3) above, the Trustee shall pay the amounts to the Paying Agent for payment to the Holders (the “Special Mandatory Redemption”) at a redemption price calculated by the Escrow Issuer (the “Special Mandatory Redemption Price”) equal to 100.000% of the initial issue price of the Notes, plus accrued and unpaid interest from the Issue Date to, but excluding, the Special Mandatory Redemption Date.

(b)          On the Special Mandatory Redemption Date, following the payment of the Special Mandatory Redemption Price to the Holders, the Trustee will pay to the Escrow Issuer any Escrowed Property (including investment earnings thereon and proceeds thereof) in excess of the amount necessary to effect the Special Mandatory Redemption on such Notes on the Special Mandatory Redemption Date.

(c)          The Escrow Issuer will cause notice of a Special Mandatory Redemption to be delivered to Holders and the Trustee no later than two Business Days following the applicable Special Mandatory Redemption Triggering Date.  The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption shall not affect the validity of the proceedings for the redemption of any other Note.  Such notice shall state that a Special Mandatory Redemption event has occurred and that the outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date in accordance with the terms of this Indenture or otherwise in accordance with the applicable procedures of DTC.

(d)          Upon the deposit of money sufficient to pay the Special Mandatory Redemption Price in respect of Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee on or before such date, interest shall cease to accrue on such Notes and all rights under such Notes shall terminate.

(e)          For the avoidance of doubt, the Issuer shall not be required to effect any Special Mandatory Redemption following the Escrow Release Date.

(f)          Notwithstanding anything to the contrary in this Article 3, Sections 3.03 through 3.05 shall in no event apply to a redemption pursuant to this Section 3.10.

ARTICLE 4

COVENANTS

SECTION 4.01.          Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.  If any Interest Payment Date, the maturity date of the Notes or any earlier required repurchase date or Redemption Date falls on a day that is a Legal Holiday, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.          Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03; provided, however, no service of legal process may be made on the Issuer at any office of the Trustee.

SECTION 4.03.          Reports and Other Information.

(a)          So long as any Notes are outstanding, Parent shall furnish to the Holders:

(1)          (x) within 120 days after the end of each fiscal year ending after the Effective Date (or if such day is not a Business Day, on the next succeeding Business Day), (i) all annual financial statements substantially in the form that would be required to be contained in a filing with the SEC on Form 10-K of Parent and (ii) a report on the annual financial statements by Parent’s independent registered public accounting firm; and (y) within 60 days after the end of each of the first three fiscal quarters ending after the Effective Date (or if such day is not a Business Day, on the next succeeding Business Day), all quarterly financial statements substantially in the form that would be required to be contained in a filing with the SEC on Form 10-Q of Parent, in each case, if Parent were required to file such forms, plus a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(2)          within 10 Business Days after the occurrence of any of the following events, such other information containing substantially the same information that would be required to be contained in a filing with the SEC on Form 8-K with respect to:

(i)          the entry into or termination of material definitive agreements;

(ii)         bankruptcy;

(iii)        significant acquisitions or dispositions of assets (which shall only be with respect to acquisitions or dispositions that are “significant” at the 20% or greater level pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X);

(iv)        costs associated with exit or disposal activities;

(v)          any material charge for impairments;

(vi)        a change in Parent’s certifying independent auditor;

(vii)       non-reliance on previously issued financial statements;

(viii)      change of control transactions;

(ix)        change in fiscal year; and

(x)        the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) to the extent required under Item 5.02(b) or (c) of Form 8-K (other than with respect to information otherwise required or contemplated by subclause (3) of Item 5.02(c) or by Item 402 of Regulation S-K promulgated by the SEC);

provided, however, that (i) Parent shall not be required to furnish any information, certificates or reports required by Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) in no event shall such information and reports be required to comply with Rule 3-05, Rule 3-10 or Rule 4-08 of Regulation S-X promulgated by the SEC or contain any financial statements of unconsolidated subsidiaries or 50% or less owned Persons under Rule 3-09 of Regulation S-X or any schedules required by Regulation S-X or contain separate financial statements for Parent, the Issuer, the Guarantors or other Affiliates the shares of which are pledged to secure the Notes or any Note Guarantee that would be required under Rule 3-10 of Regulation S-X or Rule 3-16 of Regulation S-X promulgated by the SEC or comply with Article 11 of Regulation S-X, (iii) in no event shall such information and reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iv) in no event shall such information and reports be required to comply with Items 1500 - 1508 of Regulation S-K promulgated by the SEC and Article 14 of Regulation S-X promulgated by the SEC, (v) in no event shall such information and reports be required to include any information that is not otherwise similar to information included in the Offering Memorandum, other than information specifically required under clause (2) above, or to contain any “segment reporting” or any earnings per share information, (vi) no such information and reports referenced under clause (2) above shall be required to be furnished if Parent determines in its good faith judgment that the information or event is not material to the Holders or the business, assets, operations or financial position of Parent and its Restricted Subsidiaries, taken as a whole, would otherwise cause competitive harm, or would otherwise constitute trade secrets, privileged or confidential information obtained from another Person and other proprietary information, (vii) in no event shall information and reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as an exhibit to a current report on Form 8-K, an annual report on Form 10-K or a quarterly report on Form 10-Q, including copies or a summary of the terms of any employment or compensatory arrangement agreement, plan or understanding between Parent (or any of its Subsidiaries) and any director, manager or executive officer, of Parent (or any of its Subsidiaries) and (viii) no current report will be required to be provided in connection with the Transactions.

(b)          [Reserved].

(c)          At any time that any of Parent’s subsidiaries are Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or if all Unrestricted Subsidiaries, if taken together as one subsidiary, would constitute a Significant Subsidiary of Parent, then the quarterly and annual financial information required by Section 4.03(a)(1) will include a reasonably detailed presentation, either (i) on the face of the financial statements or in the footnotes thereto, (ii) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or (iii) in any other comparable section, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(d)          Parent shall make available such information and reports (as well as the details regarding the conference call described below) to the Trustee under this Indenture, to any Holder of the Notes and, upon request, to any beneficial owner of the Notes, in each case by posting such information and reports on its website or a non-public password-protected website or online data system maintained by Parent or a third party which will require a confidentiality acknowledgment, and will make such information and reports readily available to any Holder of the Notes, any bona fide prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes, in each case, who agrees to treat such information as confidential or accesses such information and reports on such password-protected website or online data system which will require a confidentiality acknowledgment; provided that Parent shall post such information and reports thereon and make readily available any password or other login information to any such Holder of the Notes, bona fide prospective investor, securities analyst or market maker; provided further that Parent may deny access to any competitively-sensitive information or reports otherwise to be provided pursuant to this clause (d) to any such Holder, bona fide prospective investor, security analyst or market maker that is a competitor or supplier of Parent and its subsidiaries or an Affiliate or equity holder thereof to the extent that Parent determines in good faith that the provision of such information or reports to such Person would be competitively harmful to Parent and its Subsidiaries; and provided further that such Holders, bona fide prospective investors, security analysts or market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein).

(e)          From and after the Effective Date, so long as any Notes are outstanding, Parent shall also:

(1)          after:

(i)          furnishing to the Holders the annual and quarterly information and reports required by Section 4.03(a)(1), or

(ii)         furnishing to the Holders, at the option and in the sole discretion of Parent (who shall not be obligated to so furnish), a summary condensed consolidated annual or quarterly income statement and balance sheet, as applicable, without notes thereto, and a summary discussion of the results of operations for the relevant reporting period, promptly hold a conference call to discuss such information and reports or summary information and the results of operations for the relevant reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly information and reports required by Section 4.03(a)(1) are furnished to Holders); and

(2)         announce by press release to the appropriate nationally recognized wire services or post to the website of Parent or on a non-public, password-protected website or online data system maintained by Parent or a third party prior to the date of the conference call required to be held in accordance with Section 4.03(e)(1), the time and date of such conference call and either including all information necessary to access the call or informing Holders, bona fide prospective investors, market makers and securities analysts how they can obtain such information.

(f)          From and after the Issue Date, Parent shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(g)          Notwithstanding the foregoing, any Parent Company may satisfy the obligations set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Company instead of Parent; provided that if such Parent Company is not a Guarantor, to the extent such Parent Company has material assets, liabilities or revenues that are not attributable solely to such Parent Company’s ownership of Parent and its subsidiaries (as determined in good faith by Parent), then such information related to such Parent Company shall be accompanied by consolidating information (which need not be audited or reviewed by auditors), which may be posted to the website of Parent (or such Parent Company) or on a non-public, password-protected website or online data system maintained by Parent (or such Parent Company) or a third party, that explains in reasonable detail the differences between the information of such Parent Company, on the one hand, and the information relating to Parent and its subsidiaries on a stand-alone basis, on the other hand.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively and exclusively on Officer’s Certificates).

(h)          Parent will be deemed to have furnished the financial statements and other information referred to in Section 4.03(a) if Parent or any Parent Company in accordance with Section 4.03(g)) has filed reports with the SEC containing the information required hereby.

(i)          Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations set forth under this Section 4.03 shall, for the 365 days after the occurrence of such Event of Default, consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest (“Additional Interest”) on the principal amount of the Notes at a rate equal to 0.50% per annum.  This Additional Interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture.  This Additional Interest shall accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations set forth under this Section 4.03 first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived) and upon the occurrence of such Event of Default, the Issuer shall deliver to the Trustee an Officer’s Certificate (upon which the Trustee may rely conclusively) stating (i) the amount of such additional interest that is payable and (ii) the date that such additional interest begins to accrue.  Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no such additional interest is payable and the Trustee shall not have any duty to verify the Issuer’s calculations of additional interest.  If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such Additional Interest shall cease to accrue and the Notes will be subject to the other remedies provided under Article 6.

(j)          The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on Parent’s website or a non-public password-protected website or online data system or filed with the SEC.  The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely conclusively and exclusively on an Officer’s Certificate).  The Trustee shall have no duty to review or analyze reports, information and documents delivered to it.  Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, Parent’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

SECTION 4.04.          Compliance Certificate.

(a)          Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate indicating whether the signer of the certificate knows of any failure by Parent and its Restricted Subsidiaries to comply with all conditions and covenants of this Indenture during such fiscal year.  Such certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year-end.

(b)          Within 30 days of becoming aware of any Default, Parent shall deliver to the Trustee an Officer’s Certificate specifying such Default, its status and what action the Issuer proposes to take with respect thereto (unless such Default has been cured or waived within such 30-day time period).

SECTION 4.05.          Taxes.

Parent shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies required to be paid except such as are contested in good faith and by appropriate negotiations or proceedings, so long as adequate reserves with respect thereto are maintained on the books of Parent or any of its Restricted Subsidiaries in accordance with GAAP, or where the failure to effect such payment, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on (i) the business, results of operations or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Issuer and the Guarantors (taken as a whole) to perform their payment obligations under this Indenture.

SECTION 4.06.          Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.          Limitation on Restricted Payments.

(a)          From and after the Issue Date:

(I)          Parent shall not make, directly or indirectly, any dividend or other distribution on account of any Capital Stock of Parent, except a dividend or other distribution payable or made solely in shares of Qualified Capital Stock of Parent;

(II)          Parent shall not make, directly or indirectly, any payment (other than a payment made solely in Qualified Capital Stock of Parent) on account of any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any Capital Stock of Parent, it being understood that payments with respect to earn-outs or similar contingent obligations or purchase price adjustments in connection with any acquisition or Investment, in each case, do not constitute Restricted Payments;

(III)        Parent shall not, and shall not permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, defeasance, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled final maturity date thereof (such payments described in this clause (III), “Restricted Debt Payments”);

(IV)        Parent shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)          in the case of a Restricted Payment under clauses (I), (II) or (III) above, to the extent Parent attributes such portion to the amount then available under clause (2)(ii) below, no Event of Default described under Sections 6.01(a)(1), (2) or (6) shall have occurred and be continuing or would occur as a result thereof; and

(2)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Effective Date pursuant to this clause (2), is no greater than the sum of (without duplication):

(i)          the greater of (A) $560 million and (B) 50% of Consolidated EBITDA for the then most recently ended Test Period; plus

(ii)        the greater of (A) an amount equal to the CNI Growth Amount and (B) an amount equal to (x) an amount determined on a cumulative basis for each fiscal quarter (commencing with the fiscal quarter during which the Effective Date occurs) with respect to which (or with respect to the fiscal year that includes such fiscal quarter) financial statements have been delivered pursuant to Section 4.03 (or, if earlier, at the option of Parent, are internally available), equal to 100% of Consolidated EBITDA for such fiscal quarter, minus (y) an amount determined on a cumulative basis for each such fiscal quarter referred to in clause (x) equal to 150% of Fixed Charges for such fiscal quarter; plus

(iii)       (A) the aggregate amount of any capital contribution in respect of Qualified Capital Stock and the aggregate proceeds of any issuance of Qualified Capital Stock, in each case, received in Cash by Parent plus (B) the aggregate amount of the fair market value of Cash Equivalents, marketable securities or other property (x) received by Parent as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (including pursuant to any merger, consolidation, amalgamation or similar transaction) or (y) that otherwise becomes part of the consolidated equity capital of Parent (other than any portion thereof attributable to Disqualified Stock) as a result of any merger, consolidation, amalgamation or similar transaction between Parent or any of its Restricted Subsidiaries and any other Person, in each case, during the period from and including the day immediately following the Effective Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts); plus

(iv)       (A) the aggregate principal amount of any Indebtedness and the aggregate amount of any Disqualified Stock of Parent or any Restricted Subsidiary issued after the Effective Date (other than Indebtedness or Disqualified Stock issued to Parent or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of Parent or Capital Stock of any Parent Company, plus (B) the aggregate amount of any Cash and the fair market value of any Cash Equivalents, marketable securities or other property received by Parent or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Effective Date through and including such time; plus

(v)         the aggregate amount of any net Cash proceeds and the aggregate fair market value of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by Parent or any Restricted Subsidiary during the period from and including the day immediately following the Effective Date through and including such time in connection with the Disposition to any Person (other than Parent or any Restricted Subsidiary) of any Investment made after the Effective Date pursuant to this clause (2); plus

(vi)        the aggregate amount of Cash and the fair market value of Cash Equivalents, marketable securities or other property, in each case, received by Parent or any Restricted Subsidiary during the period from and including the day immediately following the Effective Date through and including such time as Returns with respect to any Investment made after the Effective Date pursuant to this clause (2); plus

(vii)      an amount equal to the sum of, without duplication, (A) the amount of any Investments by Parent or any Restricted Subsidiary made after the Effective Date pursuant to this clause (2) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or liquidated, wound up or dissolved into, Parent or any Restricted Subsidiary, (B) the fair market value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to Parent or any Restricted Subsidiary and (C) to the extent not duplicative of amounts in clause (ii) or (vi) above, the aggregate amount of Cash dividends or other Cash distributions received by Parent or any Restricted Subsidiary from any Unrestricted Subsidiary, in each case, during the period from and including the day immediately following the Effective Date through and including such time; plus

(viii)      the amount of any Declined Proceeds plus the amount of any Retained Asset Sale Proceeds; plus

(ix)        [Reserved]; minus

(x)         an amount equal to the aggregate principal amount of Indebtedness outstanding at such time in reliance on clause (q)(i) of the second paragraph of Section 4.09.

(b)          Notwithstanding the foregoing, Section 4.07(a) shall not prohibit:

(i)          Restricted Payments to (or Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock held by any Employee Related Person:

(A)          in an amount not to exceed, in any fiscal year, the greater of $225 million and 20% of Consolidated EBITDA for the then most recently ended Test Period, which amount, if not used in such fiscal year, shall be carried forward to the succeeding fiscal years; or

(B)          with the net proceeds of any key-man life insurance policies;

provided that, notwithstanding anything to the contrary in this Indenture, cancellation of any Indebtedness owing to Parent or any Restricted Subsidiary by any Employee Related Person will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(ii)         [Reserved];

(iii)        Restricted Payments (or Restricted Payments to enable any Parent Company) (A) to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities, (B) consisting of payments made in respect of required withholding or similar Taxes with respect to any Employee Related Person or repurchases of Capital Stock in consideration of such payments, including demand repurchases in connection with the exercise of stock options, and (C) that are required to be made pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any employee benefit trust or any employee benefit scheme;

(iv)        Restricted Payments to (or Restricted Payments to enable any Parent Company to) repurchase Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(v)         Restricted Payments (or Restricted Payments to enable any Parent Company to make similar payments) with respect to any Capital Stock in an amount per annum not to exceed 7.00% per annum of the Market Capitalization at the time the applicable Restricted Payment is declared;

(vi)      Restricted Payments (or Restricted Payments to enable any Parent Company) to (A) redeem, repurchase, retire or otherwise acquire (x) any Capital Stock (“Treasury Capital Stock”) of Parent or (y) any Capital Stock of any Parent Company, in the case of each of clauses (x) and (y), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to Parent or any Restricted Subsidiary) of, Qualified Capital Stock of Parent or any Parent Company to the extent any such proceeds are contributed to the capital of Parent in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (B) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Parent or a Restricted Subsidiary) of any Refunding Capital Stock;

(vii)       to the extent constituting a Restricted Payment, the consummation of the Transactions (including the payment of working capital or purchase price adjustments and Transaction Costs and the making of any other payments contemplated by the RMT

Transaction Documents) and the consummation of (or the making of Restricted Payments to enable any Parent Company to consummate) any Investment permitted by Section 4.07(a) (for the avoidance of doubt, including pursuant to the definition of “Permitted Investments,” but excluding clause (j) of such definition), Section 4.10 (for the avoidance of doubt, including any Disposition not constituting an “Asset Sale” pursuant to the exclusions from the definition thereof, but excluding clause (g) of such definition), Section 4.11 (other than clause (d) of the second paragraph thereof) and Section 5.01;

(viii)     so long as no Event of Default under Sections 6.01(a)(1), (2) or (6) exists or would result therefrom, Restricted Payments in an aggregate amount not to exceed the greater of $390 million and 35% of Consolidated EBITDA for the then most recently ended Test Period;

(ix)       Restricted Payments so long as (A) no Event of Default under Sections 6.01(a)(1), (2) or (6) exists or would result therefrom and (B) the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the then most recently ended Test Period, would not exceed 3.50 to 1.00;

(x)        distributions, by dividend or otherwise, of the Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which are Cash or Cash Equivalents which were contributed to such Unrestricted Subsidiary by Parent or any Restricted Subsidiary) (or Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Restricted Subsidiary that owns no material assets other than Capital Stock of, or Indebtedness owed by, one or more Unrestricted Subsidiaries);

(xi)       Restricted Payments (A) to satisfy dissenters’ or appraisal rights or in connection with the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) and (B) in connection with working capital adjustments or purchase price adjustments, or the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition or other Investment, any Disposition or any merger, consolidation or amalgamation;

(xii)       Restricted Payments in respect of any Designated Preferred Stock issued by Parent after the Effective Date, provided that, as of the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 as of the last day of the then most recently ended Test Period;

(xiii)      Restricted Payments to make payments on convertible Indebtedness in accordance with its terms, including payments in cash in lieu of the issuance of Capital Stock upon the conversion thereof;

(xiv)      Restricted Payments to the extent necessary to enable any Parent Company:

(A)         to pay general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses and customary salary, bonus and other benefits payable to Employee Related Persons) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than Parent or its subsidiaries), Parent or its subsidiaries;

(B)         (x) for any taxable period for which Parent is a member of a consolidated, combined, unitary or similar tax group for U.S. federal or applicable state, local or foreign tax purposes of which a Parent Company is the common parent (or Parent is a disregarded subsidiary of such member or such common parent), to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the net income of Parent or any subsidiary; provided that the amount of such payments in respect of any taxable year do not exceed the amount of such Tax liabilities that Parent or its applicable subsidiaries would have paid as standalone companies or as a standalone group and (y) for any other taxable period for which Parent is treated as a disregarded entity for U.S. federal income tax purposes or applicable state, local or foreign tax purposes, to discharge the Tax liabilities of such Parent Company (if such Parent Company is treated as a corporation for U.S. federal income tax purposes or applicable state, local or foreign tax purposes) or such Parent Company’s direct or indirect owners (if such Parent Company is treated as a partnership or other flow-through entity for U.S. federal income tax purposes or applicable state, local or foreign tax purposes), as applicable, attributable to the operations and activities of Parent and its subsidiaries, in an aggregate amount not to exceed the product of (I) the highest combined marginal U.S. federal or applicable state, local or foreign Tax rate applicable to such Parent Company or such Parent Company’s direct or indirect owners, as applicable, as reasonably determined by Parent, and (II) the taxable income of such Parent Company or such Parent Company’s direct or indirect owners, as applicable, attributable to the operations and activities of Parent and its subsidiaries for such taxable year, as reasonably determined by Parent;

(C)         to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company (but excluding the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Parent or its subsidiaries), Parent or its subsidiaries;

(D)        to pay any insurance premiums that are payable by or attributable to any Parent Company (but excluding the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Parent or its subsidiaries), Parent or its subsidiaries;

(E)        to pay (x) any fees or expenses related to any debt or equity offerings, Investments or acquisitions (whether or not consummated) or any expenses of, or indemnification obligations in favor of, any trustee, agent, arranger, underwriter or similar Person and (y) any Public Company Costs;

(F)          to finance any Investment permitted by this covenant (for the avoidance of doubt, including pursuant to the definition of “Permitted Investment”) (provided that (x) any Restricted Payment under this clause (F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, reasonably promptly following the closing thereof, cause (I) all property acquired to be contributed to Parent or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into Parent or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of this covenant or related definitions (including pursuant to the definition of “Permitted Investment”), as if undertaken as a direct Investment by Parent or the relevant Restricted Subsidiary); and

(G)         to pay customary salary, bonus, incentive, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive and other benefits are attributable and reasonably allocated to the operations of Parent or its subsidiaries;

                                            in each case, so long as such Parent Company applies (or will apply reasonably promptly after the receipt thereof) the amount of any such Restricted Payment for such purpose;

              (xv)       Restricted Payments within 60 days after the date of declaration thereof or after the date of giving an irrevocable notice in respect thereof if, as of the date of such declaration or notice, as applicable, such Restricted Payment would have been permitted by this Section 4.07 (and any Restricted Payment made in reliance on this clause (xv) shall also be deemed to have been made under the applicable other clause or clauses of this Section 4.07 or the related definitions, as applicable, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made);

                                           (xvi)       Restricted Debt Payments made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 4.09;

(xvii)     Restricted Debt Payments as part of an “applicable high yield discount obligation” catch-up payment;

(xviii)   payments of regularly scheduled principal, payments of interest (including any penalty interest, if applicable, and payments of accrued interest on the amount of principal paid) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt constituting Subordinated Indebtedness that are prohibited by the subordination provisions thereof);

(xix)      so long as no Event of Default under Sections 6.01(a)(1), (2) or (6) of exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed (1) the greater of $450 million and 40% of Consolidated EBITDA for the then most recently ended Test Period (the “General Restricted Debt Payment Basket”) plus (2) at the election of Parent, the aggregate amount of any Restricted Payments then permitted to be made by Parent in reliance on clauses (i), (v) and (viii) of this paragraph (it being understood that any amount utilized under this clause (2) to make a Restricted Debt Payment shall result in a reduction in availability under such clause (i), (v) or (viii), as applicable);

(xx)       [Reserved];

(xxi)      Restricted Debt Payments so long as (A) no Event of Default under Sections 6.01(a)(1), (2) or (6) exists or would result therefrom and (B) the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the then most recently ended Test Period would not exceed 3.50 to 1.00; and

(xxii)     Restricted Debt Payments with respect to Restricted Debt permitted pursuant to clause (m) of the second paragraph of Section 4.09.

(c)          Parent shall be permitted to designate subsidiaries as Unrestricted Subsidiaries from time to time upon or following the Escrow Release, but shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second and third paragraphs of the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture and shall not guarantee the Notes.

SECTION 4.08.          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

From and after the Issue Date, Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of any Restricted Subsidiary that is not a Guarantor or the Issuer to:

(1)          pay dividends or other distributions to Parent or any of its Restricted Subsidiaries that is a Guarantor or the Issuer; or

(2)          make cash loans or advances to Parent or any of its Restricted Subsidiaries that is a Guarantor or the Issuer (such agreements collectively, “Burdensome Agreements”).

The provisions of the first paragraph of this Section 4.08 shall not apply to restrictions:

(a)          set forth in (i) this Indenture or the Senior Credit Facilities and (ii) any agreement evidencing or governing (A) any Indebtedness of any Restricted Subsidiary that is not a Guarantor or the Issuer permitted to be incurred pursuant to Section 4.09, (B) any Indebtedness permitted pursuant to Sections 4.09 and 4.12 if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted to be incurred pursuant to the first paragraph of Section 4.09 and clauses (h), (l), (m), (p), (q), (t), (ee) or (ff) of the second paragraph or pursuant to clause (o) of the second paragraph to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness permitted pursuant to the first paragraph and clauses (h), (l), (m), (p), (q), (t), (ee) or (ff) of the second paragraph, in each case, of Section 4.09;

(b)          arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements;

(c)          that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Indenture;

(d)          that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)          set forth in any agreement entered into in connection with any Disposition, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f)          that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)          imposed by customary provisions set forth in (i) the organizational documents of any Person or (ii) any joint venture, shareholders’ or other similar agreements;

(h)          arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i)           set forth in documents which exist on the Effective Date and were not created in contemplation thereof;

(j)           set forth in any agreement evidencing or governing any Indebtedness permitted to be incurred under Section 4.09 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Holders than the restrictions contained in this Indenture, when taken as a whole (as reasonably determined by Parent) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by Parent) and Parent shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of Parent and its Restricted Subsidiaries to meet their obligations under the Notes;

(k)          arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l)           arising under any Hedge Agreement or any agreement or arrangement relating to any Banking Services or any Ancillary Services;

(m)         relating to any asset (or all of the assets) of or the Capital Stock of Parent or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Indenture;

(n)          set forth in any agreement relating to any Permitted Lien that limits the right of Parent or any Restricted Subsidiary to Dispose of or subject to Liens the assets subject to such Permitted Lien;

(o)          set forth in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such restriction relates solely to the assets that are the subject of such agreements, the payment rights arising thereunder or the proceeds thereof;

(p)          set forth in any agreement entered into by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (or is merged,

consolidated or amalgamated with or into Parent or a Restricted Subsidiary) so long as the relevant restriction was not entered into in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such merger, consolidation or amalgamation); and

(q)         imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of Parent, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09.          Limitation on Incurrence of Indebtedness.

From and after the Issue Date, Parent shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become or remain liable (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness; provided, however, that Parent and any of its Restricted Subsidiaries may incur Indebtedness in an unlimited amount so long as after giving effect thereto and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof) on a Pro Forma Basis (without “netting” the cash proceeds thereof or of any other Indebtedness incurred concurrently therewith), in each case, as of the last day of or for the then most recently ended Test Period either (x) the Fixed Charge Coverage Ratio of Parent would have been not less than the lesser of (i) 1.75 to 1.00 and (ii) the Fixed Charge Coverage Ratio of Parent as of the last day of the then most recently ended Test Period, or (y) the Consolidated Total Leverage Ratio of Parent would not exceed the greater of (i) 5.00 to 1.00 and (ii) the Consolidated Total Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding in reliance on this paragraph or clause (p) of the second paragraph of this Section 4.09 shall not exceed the Non-Obligor Debt Cap.

The provisions of the first paragraph of this Section 4.09 shall not apply to:

(a)         the incurrence of Indebtedness under Credit Facilities by Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), provided that, at the time of the incurrence of any such Indebtedness and after giving effect thereto and to all related transactions on a Pro Forma Basis, the principal amount of such Indebtedness so incurred shall not exceed (A) when aggregated with the aggregate outstanding principal amount of all other Indebtedness incurred under this clause (A), the sum of (i) $4,350 million plus (ii) the greater of $1,120 million and 100% of Consolidated EBITDA for the then most recently ended Test Period plus (iii) any Basket Reduction Amount and (B) an additional amount so long as, in the case of this clause (B), the Consolidated Secured Leverage Ratio of Parent would not exceed the greater of (x) 5.00 to 1.00 or (y) the Consolidated Secured Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; provided further that (1) solely for purposes of determining the amount that may be incurred under clause (B) (and solely for so long as and to the extent such Indebtedness continues to be classified under clause (B), all Indebtedness incurred under clause (B) shall be deemed to be Consolidated Secured Debt) and (2) any Indebtedness incurred under this clause (a) shall be required to be first incurred against availability under subclause (A)(i) prior to being incurred against availability under any other subclause of this clause (a);

(b)          Indebtedness of Parent to any Restricted Subsidiary or of any Restricted Subsidiary to Parent or any other Restricted Subsidiary;

(c)          Indebtedness of Parent or any Restricted Subsidiary (i) arising from any indemnification, adjustment of purchase price, earn-out or similar obligations incurred (x) in connection with any Disposition permitted by this Indenture or consummated prior to the Effective Date or (y) any acquisition or other Investment permitted by this Indenture or consummated prior to the Effective Date or any other purchase of assets or Capital Stock and (ii) in respect of guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments to support any of the foregoing obligations;

(d)        Indebtedness of Parent or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, licenses, permits, bids, leases, governmental contracts, development obligations, client, customer and other trade contracts, utility contracts or services, surety, stay, customs, appeal, performance, completion, payment, financial assurance or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments to support any of the foregoing obligations;

(e)          Indebtedness of Parent or any Restricted Subsidiary (i) in respect of any Banking Services or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs;

(f)          (i) guarantees by Parent or any Restricted Subsidiary of the obligations of suppliers, joint venture partners, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g)          guarantees by Parent or any Restricted Subsidiary of Indebtedness or other obligations of Parent, any Restricted Subsidiary or any joint venture of any of the foregoing with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 4.09 or other obligations not prohibited by this Indenture;

(h)          Indebtedness of Parent or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Effective Date (other than Indebtedness described under clause (a) above);

(i)          Indebtedness of Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $450 million and 40% of Consolidated EBITDA for the then most recently ended Test Period;

(j)          Indebtedness of Parent or any Restricted Subsidiary consisting of obligations owing under incentive (including dealer incentive), supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(k)          Indebtedness of Parent or any Restricted Subsidiary consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(l)          Indebtedness of Parent or any Restricted Subsidiary (i) with respect to Capital Leases or (ii) incurred to finance the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of any assets (in each case, whether directly (including the acquisition of any Capital Stock) or through an acquisition of any Capital Stock of, or other Investment in, any Person owning such assets, it being agreed that any such Indebtedness incurred prior to, or within two years after, any such acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement may be deemed by Parent to have been incurred for such purpose) in an aggregate outstanding principal amount under this clause (l) not to exceed the greater of $560 million and 50% of Consolidated EBITDA for the then most recently ended Test Period;

(m)         Indebtedness of any Person that becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into Parent or any Restricted Subsidiary) or Indebtedness assumed by Parent or any Restricted Subsidiary in connection with any acquisition or Investment permitted by this Indenture, in each case, after the Effective Date, provided that, except in the case of any guarantee thereof otherwise permitted pursuant to this Section 4.09 such Indebtedness existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and was not created or incurred in anticipation thereof (it being understood, for the avoidance of doubt, that, so long as the aggregate principal amount of such Indebtedness is not increased thereby, the terms of such Indebtedness may be amended, restated, supplemented or otherwise modified substantially concurrently with such Person becoming a Restricted Subsidiary or such merger, consolidation or amalgamation, as the case may be, or at any time thereafter), in an aggregate outstanding principal amount not to exceed the sum of (i) the greater of $450 million and 40% of Consolidated EBITDA for the then most recently ended Test Period plus (ii) the greater of $170 million and 15% of Consolidated EBITDA for the then most recently ended Test Period plus (iii) an unlimited amount so long as, in the case of this clause (iii), after giving effect thereto and to such acquisition or Investment and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of any Indebtedness incurred concurrently therewith), no Event of Default described under Sections 6.01(a)(1), (2) or (6) exists or would result therefrom and:

(a)          the Fixed Charge Coverage Ratio of Parent would have been not less than the lesser of (i) 1.75 to 1.00 and (ii) the Fixed Charge Coverage Ratio of Parent as of the last day of the then most recently ended Test Period;

(b)          the Consolidated Total Leverage Ratio of Parent would not exceed the greater of (i) 5.00 to 1.00 and (ii) the Consolidated Total Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; or

(c)         the Consolidated Secured Leverage Ratio of Parent would not exceed the greater of (x) 5.00 to 1.00 and (y) the Consolidated Secured Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; provided that (solely for so long as and to the extent such Indebtedness continues to be classified under this clause (c)) all Indebtedness incurred under this clause (c) shall be deemed to be Consolidated Secured Debt;

(n)          Indebtedness of Parent or any Restricted Subsidiary to any equityholder of any Parent Company or any Employee Related Person to finance the purchase or redemption of Capital Stock of Parent or any Parent Company permitted by the provisions relating to Restricted Payments under Section 4.07;

(o)          any Refinancing Indebtedness in respect of any Indebtedness or other obligation permitted by the first paragraph of this covenant or any of clauses (a), (c), (h), (i), (l), (m) and (n) above and clauses (p), (q), (r), (t), (dd), (ee) and (ff) below and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)         the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or other obligation being refinanced, except by the sum of (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this covenant (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this covenant (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness is permitted pursuant to Section 4.12);

(ii)         [Reserved];

(iii)       in the case of Refinancing Indebtedness with respect to any Indebtedness, or a portion thereof, outstanding under the first paragraph of this covenant (solely for the purposes of the Non-Obligor Debt Cap) and clauses (a) (except to the extent incurred under the Incurrence-Based Amount), (i), (l), (m) (except to the extent incurred under the Incurrence-Based Amount), (p) (solely for the purposes of the Non-Obligor Debt Cap), (q), (t) or (ff), the Fixed Amount available under such clause (or under the related defined terms used in such clause) or the amount available under the Non-Obligor Debt Cap, as the case may be, shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the outstanding principal amount of the applicable Refinancing Indebtedness incurred under this clause (o) with respect to such Indebtedness, or such portion thereof (in the case of the Non-Obligor Debt Cap, only to the extent such Refinancing Indebtedness is incurred by Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors); and

(iv)       (A) [reserved] and (B) if the Indebtedness being refinanced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by Parent), taken as a whole, to the Holders than those applicable to the Indebtedness being refinanced.

(p)          Indebtedness of Parent or any Restricted Subsidiary incurred in connection with any acquisition or Investment permitted by this Indenture after the Effective Date in an unlimited amount so long as after giving effect thereto and to such acquisition or Investment and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred concurrently therewith) as of the last day of or for the then most recently ended Test Period:

(A)         the Fixed Charge Coverage Ratio of Parent would have been not less than the lesser of (i) 1.75 to 1.00 and (ii) the Fixed Charge Coverage Ratio of Parent as of the last day of the then most recently ended Test Period;

(B)         the Consolidated Total Leverage Ratio of Parent would not exceed the greater of (i) 5.00 to 1.00 and (ii) the Consolidated Total Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; or

(C)         the Consolidated Secured Leverage Ratio of Parent would not exceed the greater of (x) 5.00 to 1.00 and (y) the Consolidated Secured Leverage Ratio of Parent as of the last day of the then most recently ended Test Period; provided that (solely for so long as and to the extent such Indebtedness continues to be classified under this clause (C)) all Indebtedness incurred under this clause (C) shall be deemed to be Consolidated Secured Debt;

provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not the Issuer or Subsidiary Guarantors outstanding in reliance on this clause (p) or under the first paragraph of this Section 4.09 shall not exceed the Non-Obligor Debt Cap;

(q)          (i) Indebtedness of Parent or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the Available Equity Contribution Amount at such time that Parent elects to apply to this clause (i) and (ii) unsecured Indebtedness of Parent or any Restricted Subsidiary in an aggregate outstanding principal amount under this clause (ii) not to exceed the Available RP Capacity Amount (it being understood that the aggregate principal amount of Indebtedness outstanding under this clause (ii) shall reduce availability under the clauses of the covenant referred to in the definition of Available RP Capacity Amount (and, as among such clauses of such covenant, in such manner as shall be selected by Parent));

(r)          Indebtedness of Parent or any Restricted Subsidiary under any Hedge Agreement that was, at the time entered into, not for speculative purposes;

(s)          Indebtedness of Parent or any Restricted Subsidiary representing (i) deferred compensation to any Employee Related Person in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted by this Indenture;

(t)           Indebtedness of Parent or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $670 million and 60% of Consolidated EBITDA for the then most recently ended Test Period;

(u)          Indebtedness of Parent or any Restricted Subsidiary with respect to which Cash or Cash Equivalents have been irrevocably deposited with the applicable agent, trustee or other proper Person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness, including Indebtedness incurred by Parent or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance options as described under Article 8, in each case, in accordance with this Indenture;

(v)          [Reserved];

(w)          [Reserved];

(x)          Indebtedness of Parent or any Restricted Subsidiary (i) in respect of workers compensation, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of guarantees, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds, completion bonds or similar instruments with respect to any of the foregoing;

(y)          any Specified Joint Venture Indebtedness incurred by any Project Joint Venture in the ordinary course of business solely in connection with the performance of customer contracts, and guarantees by Parent or any Restricted Subsidiary of any Specified Joint Venture Indebtedness incurred by any Project Joint Venture (including any Project Joint Venture that is not a subsidiary);

(z)          [Reserved];

(aa)         Indebtedness of Parent or any Restricted Subsidiary supported by any letter of credit, bank guaranty or similar instrument issued in compliance with this covenant in a principal amount not exceeding the face amount of such instrument;

(bb)         unfunded pension fund and other employee benefit plan obligations and liabilities incurred by Parent or any Restricted Subsidiary in the ordinary course of business;

(cc)         customer deposits and advance payments received from customers for goods and services in the ordinary course of business;

(dd)        Indebtedness with respect to any Permitted Receivables Financing;

(ee)         Indebtedness of the Issuer or any Guarantor in respect of the Notes (including any Note Guarantee thereof, but excluding any Additional Notes and any Note Guarantees thereof) outstanding on the Issue Date;

(ff)         Indebtedness of Parent or any Restricted Subsidiary incurred for the benefit of any joint ventures of any of the foregoing in an aggregate outstanding principal amount under this clause (ff) not to exceed the greater of $170 million and 15% of Consolidated EBITDA for the then most recently ended Test Period;

(gg)        Indebtedness of any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor pursuant to asset-based facilities or local working capital or other similar line of credit facilities;

(hh)        to the extent constituting Indebtedness, obligations arising under the RMT Transaction Documents; and

(ii)        without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of Parent or any Restricted Subsidiary.

For purposes of determining compliance with this Section 4.09 and Section 4.12, the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of such Indebtedness to refinance any other Indebtedness.

For all purposes of this Indenture, no Indebtedness shall be treated as subordinated or junior in right of payment to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or guaranteed by other obligors or is unsecured.

SECTION 4.10.          Asset Sales.

(a)          From and after the Issue Date, Parent shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1)          such Asset Sale is for fair market value; and

(2)         with respect to any Asset Sale with a purchase price in excess of the greater of $170 million and 15% of Consolidated EBITDA for the then most recently ended Test Period, either (i) at least 75% of the consideration for such Asset Sales consummated in reliance on this clause (i) since the Effective Date shall consist of Cash or Cash Equivalents or (ii) at least 50% of the consideration for such Asset Sales consummated in reliance on this clause (ii) since the Effective Date shall consist of Cash or Cash Equivalents (provided that for purposes of the foregoing consideration requirement, (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to Parent or any Restricted Subsidiary) of Parent or any Restricted Subsidiary that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which Parent or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (B) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to Parent or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Asset Sale or any related Asset Sale, is no longer a Restricted Subsidiary, to the extent that Parent and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any guarantee in respect of such Indebtedness or other liability, (C) the amount of any trade-in value (as determined by Parent in good faith) applied to the purchase price of any replacement assets acquired in connection with such Asset Sale, (D) any securities received by Parent or any Restricted Subsidiary from the applicable transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale and (E) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) that is at that time outstanding, not in excess of the greater of $280 million and 25% of Consolidated EBITDA for the then most recently ended Test Period, in each case, shall be deemed to be Cash); provided further that immediately after giving effect to such Asset Sale, no Event of Default described under Sections 6.01(a)(1), (2) or (6) shall have occurred and be continuing or would occur as a result thereof.

Any determination of fair market value for purposes of this covenant (including for purposes of the definition of “Asset Sale”), shall be made by Parent in good faith at its election either (x) at the time of the execution of the definitive agreement governing the applicable Disposition or (y) the date on which such Disposition is consummated.

(b)          Within 18 months after the later of (A) the date of any Asset Sale and (B) receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), Parent or such Restricted Subsidiary, at its option, may apply an amount equal to the Applicable Percentage of the Net Proceeds from such Asset Sale (the “Applicable Proceeds”):

(1)         to repay (i) Obligations under the Senior Credit Facilities or (ii) Obligations under any other Secured Indebtedness, and in each case, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise Disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; or

(2)          to repay Obligations under the Notes or any other Senior Indebtedness (other than any Senior Indebtedness referred to in clause (1) above) and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise Disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; provided that, if such Net Proceeds are applied to Senior Indebtedness other than the Notes and Indebtedness referred to in clause (1) above, Parent or such Restricted Subsidiary will either (A) reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any such Senior Indebtedness by, at its option, (x) redeeming Notes as provided under Section 3.07 or (y) purchasing Notes through open-market purchases or in privately negotiated transactions (which may be below par) or (B) make an offer (in accordance with the provisions set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such Senior Indebtedness for no less than 100.000% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, thereon (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);

(3)         other than in respect of Net Proceeds from Asset Sales consummated in reliance on Section 4.10(a)(2)(ii), to invest in the business of Parent and its Restricted Subsidiaries, including (i) any investment in Additional Assets, (ii) making capital expenditures in respect of assets used or useful in a Similar Business, (iii) acquisitions or a similar Investment, (iv) Investments in any Person that becomes a Restricted Subsidiary as a result of such Investment and (v) any investment in any property or other assets that replace the businesses, properties or assets that are the subject of such Asset Sale; provided, that Parent may elect to deem expenditures that otherwise would be permissible investments in Additional Assets, capital expenditures, acquisitions or similar Investments, Investments in any Person that becomes a Restricted Subsidiary or investments in property or other assets within the scope of the foregoing clauses (i), (ii), (iii), (iv) and (v), as applicable, that occur prior to the receipt of the Net Proceeds from such Asset Sale to have been invested in accordance with this clause (3) to the extent such deemed expenditure shall have been made no earlier than the earliest of (x) 180 days prior to the receipt of such Net Proceeds, (y) the date of the definitive agreement for such Asset Sale, if applicable, and (z) the date of the consummation of such Asset Sale;

(4)          to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor or the Issuer, other than Indebtedness owed to the Issuer or a Guarantor, and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise Disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; or

(5)          any combination of the foregoing;

provided that, in the case of clause (3) above, a binding commitment or letter of intent shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as Parent or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless Parent or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the Asset Sale Proceeds Application Period and such Applicable Proceeds are actually applied in such manner prior to the expiration of the Commitment Application Period.  To the extent Applicable Proceeds from an Asset Sale exceed amounts that are invested or applied as provided and within the time period set forth in this clause (b), such excess amount will be deemed to constitute “Excess Proceeds;” provided that any amount of Applicable Proceeds offered to Holders of any Notes pursuant to clause (2) above shall be deemed not to be Excess Proceeds without regard to whether such offer is accepted by any Holders.  If at any time the aggregate amount of Excess Proceeds exceeds $100 million, then the Issuer shall within 20 Business Days make an offer to all Holders and, if required or permitted by the terms of Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness out of the amount of the Excess Proceeds (which (x) in the case of the Notes only, is equal to $1,000 or an integral multiple thereof and at an offer price in Cash in an amount equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and (y) in the case of such Pari Passu Indebtedness, if applicable, is in accordance with the documents governing such Pari Passu Indebtedness).  The Issuer shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Applicable Proceeds (the “Advance Portion”).

(c)          If the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture.  If the aggregate principal amount (or accreted value, as applicable) of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Notes shall be selected pro rata (subject to applicable DTC procedures as to global notes) and the Issuer or the representative of such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered, with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in an unauthorized denomination.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion) and, in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(d)          Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.10, the holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture.  Parent (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with Section 4.10(b) with respect to such Asset Sale. For the avoidance of doubt, the Holder of any Retained Asset Sale Proceeds may apply any Retained Asset Sale Proceeds in any manner not prohibited by this Indenture and such Retained Asset Sale Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

(e)          Notwithstanding anything in this Indenture to the contrary, for so long as the repatriation, distribution or dividend to Parent of any Net Proceeds of an Asset Sale by a Restricted Subsidiary that is not a Guarantor or the Issuer would (i) be prohibited, delayed or restricted under any applicable law or conflict with the fiduciary duties of the directors of the applicable Restricted Subsidiary that is not a Guarantor or the Issuer, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management, member, partner, independent contractor or consultant of such Restricted Subsidiary (Parent hereby agrees to cause the applicable Restricted Subsidiary that is not a Guarantor or the Issuer to promptly take all commercially reasonable actions available under applicable law to permit such repatriation or to remove such prohibition); (ii) be prohibited, delayed or restricted under the organizational documents governing the applicable Restricted Subsidiary that is not a Guarantor or the Issuer; or (iii) as determined in good faith by Parent, result in a material adverse Tax liability (including any Tax dividend, deemed dividend pursuant to Section 956 of the Code or withholding Tax obligation) to Parent, any of its subsidiaries or any other Parent Companies, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 and shall not constitute Excess Proceeds and may be retained by Parent or the applicable subsidiary; provided that, if within 18 months following the date on which application of the portion of such Net Proceeds would otherwise have been required pursuant to this Section 4.10, such repatriation, distribution or dividend of such Net Proceeds is permitted by the applicable law, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, would no longer be prohibited, delayed or restricted under the applicable organizational documents or in the good faith determination of Parent would no longer have a material adverse Tax liability, then such portion of the Net Proceeds shall be promptly applied (net of additional Taxes that would be payable or reserved against as a result of repatriating, distributing or dividending such amounts) in compliance with this Section 4.10.

(f)          To the extent that any portion of Applicable Proceeds payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in dollars that is actually received by Parent upon converting such portion into U.S. dollars.

(g)          The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer.  To the extent that the provisions of any securities laws or regulations conflict with the asset sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the asset sale provisions of this Indenture by virtue of such compliance.

(h)          The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantees so long as the tender of the Notes by a Holder is not conditioned upon the delivery of consents by such Holder.

SECTION 4.11.          Transactions with Affiliates.

From and after the Issue Date, Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments by Parent or its Restricted Subsidiaries in excess of the greater of $170 million and 15% of Consolidated EBITDA for the then most recently ended Test Period with any of their respective Affiliates(each such transaction, an “Affiliate Transaction”) unless:

(1)          the terms thereof, when taken as a whole, are not materially less favorable to Parent or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by Parent) or, if in the good faith judgment of Parent there is no comparable transaction, such transaction, when taken as a whole, is otherwise fair to Parent or such Restricted Subsidiary from a financial point of view; and

(2)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of the greater of $340 million and 30% of Consolidated EBITDA for the then most recently ended Test Period, the Board of Directors of Parent adopts resolutions approving such Affiliate Transaction.

The provisions of the first paragraph of this Section 4.11 shall not apply to the following:

(a)          (i) any transaction between or among Parent, the Restricted Subsidiaries or the joint ventures of any of the foregoing (or any Person that becomes a Restricted Subsidiary or a joint venture as a result of such transaction) to the extent permitted or not restricted by this Indenture, (ii) any transaction with any Parent Company in connection with a Permitted Reorganization Election and (iii) any transaction with any Parent Company or any other Affiliate in connection with a “change of control,” provided that such transaction is either customary for a “change of control” transaction (as determined by Parent in good faith) or is not, in the reasonable determination of Parent, materially disadvantageous to Parent and its Restricted Subsidiaries, taken as a whole;

(b)         any issuance, sale or grant of securities or any payments, awards or grants, whether in cash, securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, Parent or any Restricted Subsidiary;

(c)         (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by Parent or any of its Restricted Subsidiaries with any Employee Related Person, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Person and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Person or any employment contract or arrangement;

(d)          (i) transactions permitted by Section 4.07 (for the avoidance of doubt, including pursuant to the definition of “Permitted Investments”) and Section 4.10 (but including only clauses (j), (p), (v), (w), (aa) and (cc) of the definition of “Asset Sale”) (ii) any issuance, sale, purchase, contribution, conversion, exchange or other transaction in respect of Capital Stock or other securities of Parent not restricted by this Indenture and (iii) any incurrence, repayment, prepayment, purchase, redemption, retirement, cancellation, modification or other transaction with respect to Indebtedness not restricted by this Indenture, including transactions permitted by Section 4.09;

(e)          transactions pursuant to agreements in existence on the Effective Date and any amendment, modification, replacement, renewal or extension thereof to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Holders or (ii) is not materially more disadvantageous to the Holders than the relevant agreement in existence on the Effective Date, in each case, as reasonably determined by Parent;

(f)           the Transactions, including the payment of Transaction Costs and payments required under the RMT Transaction Documents;

(g)          customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of Parent in good faith;

(h)          guarantees permitted by Sections 4.07 and 4.09 (for the avoidance of doubt, including pursuant to the definition of “Permitted Investments”);

(i)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, any Employee Related Person and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of Parent or its Subsidiaries;

(j)           transactions with customers, clients, suppliers, joint ventures, joint venture partners, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to Parent or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of Parent or the senior management thereof or (ii) on terms at least as favorable as might be obtained from a Person other than an Affiliate (as reasonably determined by Parent);

(k)          (i) the entry into, and performance by Parent and any of its Restricted Subsidiaries of their obligations under the terms of, any equityholders agreement, any investor rights agreement or any similar agreement (including any registration rights agreement or purchase agreement relating thereto) and (ii) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(l)           transactions between Parent or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person named by any Sponsor is also a director of any Parent Company, Parent or any subsidiary named by any Sponsor;

(m)         transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary,” provided that such transactions were not entered into in contemplation of or in connection with such designation;

(n)          transactions in connection with any Permitted Receivables Financing;

(o)          entry into, and transactions pursuant to, a shared services agreement or pursuant to a membership in a purchasing consortium;

(p)          payment to any Permitted Holder of out-of-pocket costs and expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in Parent and its Subsidiaries;

(q)          transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent or any Restricted Subsidiary owns any Capital Stock in, or otherwise Controls, such Person;

(r)          any lease between or among Parent or any Restricted Subsidiary, on the one hand, and any Affiliate of Parent, on the other hand, that is entered into in the ordinary course of business;

(s)          intellectual property licenses entered into in the ordinary course of business;

(t)          transactions with respect to Capital Stock in, or Indebtedness or other securities of, any Unrestricted Subsidiaries;

(u)          entry into, and transactions pursuant to, any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of any Disposition, merger, consolidation or amalgamation permitted by Section 4.10 (for the avoidance of doubt, including pursuant to the definition of “Asset Sale”) and Section 5.01; provided that such arrangement is either customary for Dispositions, mergers, consolidations or amalgamations (as determined by Parent in good faith) or is not, in the reasonable determination of Parent, materially disadvantageous to Parent and its Restricted Subsidiaries, taken as a whole;

(v)          transactions pursuant to any tax sharing agreements; provided that (i) payments thereunder by Parent and its Restricted Subsidiaries shall not exceed the excess (if any) of the amount of Taxes that Parent and its subsidiaries would have paid on a stand-alone basis over the amount of such Taxes actually paid by Parent and its subsidiaries directly to Governmental Authorities and (ii) payments thereunder shall be without duplication of payments described in Section 4.07(b)(xiv)(A);

(w)         payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business (including cash management activities related thereto);

(x)          purchases or provision of the loans or commitments under the Senior Credit Facilities by Affiliates to the extent permitted by agreements governing the Senior Credit Facilities and purchases of the Notes by Affiliates to the extent permitted by this Indenture;

(y)          any other transaction with an Affiliate that is approved by a majority of the disinterested members of the board of directors (or similar governing body) of Parent in good faith;

(z)          any transaction in respect of which Parent delivers to the Trustee a letter addressed to the board of directors (or similar governing body) of Parent from an accounting, appraisal, consulting or investment banking firm of recognized standing stating that such transaction is on terms that are no less favorable to Parent or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(aa)         transactions undertaken in good faith for the purposes of improving the consolidated tax efficiency of Parent and its subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 4.12.          Limitation on Liens.

(a)          From and after the Issue Date, Parent shall not, and shall not permit the Issuer (if other than Parent) or any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures any Indebtedness on any asset or property of Parent, the Issuer (if other than Parent) or any Subsidiary Guarantor, unless the Notes (or the related Note Guarantee in the case of Liens on assets or property of a Guarantor) are equally and ratably secured with (or, at the Issuer’s option or, if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien.

(b)          Any Lien created for the benefit of the Holders pursuant to Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes.  In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to Section 4.12(a) in respect of such Subject Lien.

SECTION 4.13.          Organizational Existence.

Subject to Article 5, Parent and (to the extent Parent is not the Issuer) the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its organizational existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent, (to the extent Parent is not the Issuer) the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Parent, (to the extent Parent is not the Issuer) the Issuer and its Restricted Subsidiaries; provided that Parent and the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent, the Issuer and its Restricted Subsidiaries, taken as a whole.  For the avoidance of doubt, Parent, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that to the extent that the Issuer is organized as a partnership or a limited liability company, it will maintain a corporate co-issuer of the Notes.

SECTION 4.14.          Offer to Repurchase Upon Change of Control.

(a)          If a Change of Control Triggering Event occurs after the Issue Date, unless, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, the Issuer or a third-party has mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Article 11, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101.000% of the aggregate principal amount thereof (or such higher amount as the Issuer may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Change of Control Payment Date (as defined below).  Within 60 days following any Change of Control Triggering Event, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise deliver in accordance with the procedures of DTC, with the following information:

(1)          that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)          the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date shall be delayed until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied or waived;

(3)          that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)          that unless the Issuer defaults in the payment of the Change of Control Payment plus accrued and unpaid interest on all properly tendered Notes, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)          until the close of business on the tenth Business Day after the date such notice is sent (or such later time and date as the Issuer may decide in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline, as electronic transmission (in PDF), a facsimile transmission or letter or other communication in accordance with the procedures of DTC setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)          that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of Global Notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(8)          if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of

Control Triggering Event or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control Triggering Event) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)          such other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control Triggering Event) is later rescinded as described in clause (8) above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Issuer reasonably believing that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section 4.14.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(b)          On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)          accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)          deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, plus accrued and unpaid interest thereon, and

(3)          deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)          The Issuer shall not be required to make a Change of Control Offer if a third party approved in writing by the Issuer makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.  Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event and such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)          Without limiting the final paragraph of Section 9.01, the provisions of this Section 4.14, including the definition of “Change of Control Triggering Event,” may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(e)          A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder.  In addition, the Issuer or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101.000% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

SECTION 4.15.          Additional Note Guarantees.

From and after the Issue Date, Parent shall not permit any of its Domestic Subsidiaries that is a Wholly-Owned Restricted Subsidiary (other than the Issuer, the Guarantors and any Receivables Subsidiary) to (i) borrow or guarantee the payment of any Indebtedness under the Senior Credit Facilities or (ii) guarantee the payment of any Indebtedness under any Credit Facility incurred by the Issuer or any Guarantor under clause (a) of the second paragraph of Section 4.09 in an aggregate principal amount in excess of $310.0 million, unless such Restricted Subsidiary within 60 days executes and delivers a Guarantor Supplemental Indenture, providing for a Note Guarantee by such Restricted Subsidiary; provided that this Section 4.15 shall not be applicable to any borrowings or guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.  Parent may elect, in its sole discretion, to cause any subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (and no 60-day period described in the foregoing sentence shall apply to such subsidiary).

SECTION 4.16.          Effectiveness of Covenants.

(a)          If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from two of three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on such date and continuing until the Reversion Date, Parent and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”): Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, Section 5.01(a)(4) and Section 5.01(c).

(b)          In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of a Covenant Suspension Event, and on any subsequent date (the “Reversion Date”) the rating assigned to the Notes by two of three of the Rating Agencies is below an

Investment Grade Rating, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

(c)         The period of time between (and including) the date of the Covenant Suspension Event and the Reversion Date (but excluding the Reversion Date) is referred to in this description as the “Suspension Period.” The Note Guarantees of the Guarantors (other than Parent, if then a Guarantor) will be suspended or released during the Suspension Period; provided that, such Note Guarantee shall not be released as a result of the Covenant Suspension Event for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities.  In the event of any such reinstatement, no action taken or omitted to be taken by Parent or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default with respect to the Suspended Covenants under this Indenture; provided that, (1) with respect to Restricted Payments made on or after the Reversion Date and the capacity to make Restricted Payments, the amount of Restricted Payments made and the capacity to make Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period (including with respect to a Testing Transaction entered into during the Suspension Period) and accordingly, Restricted Payments made or deemed to be made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07, including Section 4.07(a)(2), (2) all Indebtedness incurred during the Suspension Period (or deemed incurred or issued in connection with a Testing Transaction entered into during the Suspension Period) will be deemed to have been incurred or issued pursuant to clause (h) of the second paragraph of Section 4.09, (3) no subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, unless such designation would have complied with Section 4.07 as if such covenant was in effect for the purposes of designating Unrestricted Subsidiaries from the Effective Date to the date of such designation, (4) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (e) of the second paragraph of Section 4.11, (5) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor or the Issuer to take any action described in clauses (1) or (2) of the first paragraph of Section 4.08 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of the second paragraph of Section 4.08 and (6) all Investments made during the Suspension Period (or deemed made in connection with a Testing Transaction entered into during the Suspension Period) will be deemed to have been made pursuant to clause (f) of the definition of “Permitted Investments.” On the Reversion Date, the amount of Excess Proceeds shall be reset at zero.  Upon any Reversion Date, the obligation to grant Note Guarantees pursuant to Section 4.15 will be reinstated and such Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of such covenant, such that a Restricted Subsidiary shall have 60 days from such Reversion Date to provide a Note Guarantee that would have been required to have been provided during the Suspension Period had such covenant not been suspended.

(d)         During the Suspension Period, Parent and its Restricted Subsidiaries will be entitled to incur Liens permitted by Section 4.12 (including Permitted Liens).  To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

(e)          Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist or have occurred under the Notes, the Note Guarantees or this Indenture with respect to the Suspended Covenants, and none of Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (including any Testing Transaction entered into during the Suspension Period), or any actions taken at any time pursuant to any contractual obligation entered into or arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the

Suspension Period (or, upon termination of the Suspension Period or after that time, as a result of any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, Parent and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby (including any Testing Transaction entered into during the Suspension Period).

(f)          [Reserved].

(g)          The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) determine whether a Covenant Suspension Event or Reversion Date has occurred, (iii) notify the Holders of any of the foregoing or (iv) monitor, inquire as to or ascertain compliance with the covenants described in Section 4.16(a).

SECTION 4.17.          Activities of Escrow Issuer Prior to the Escrow Release Date.

(a)          Prior to the Escrow Release Date, the activities of the Escrow Issuer shall be restricted to:

(1)          issuing the Notes;

(2)          issuing Capital Stock;

(3)          receiving capital contributions (including an equity commitment in respect of the Shortfall Amount);

(4)          performing its obligations under this Indenture, the Notes, the Escrow Agreement and any purchase agreement relating to the Notes entered with Initial Purchasers;

(5)          redeeming the Notes in accordance with the terms of this Indenture; and

(6)          conducting such other activities as are necessary or appropriate in connection with the Transactions or to carry out any of the foregoing activities.

(b)          For the avoidance of doubt, (i) prior to the Effective Date, none of SpinCo, Amentum or their respective subsidiaries (other than the Escrow Issuer) will be party to or obligated under this Indenture, and will not otherwise be subject to any of the restrictions or other covenants set forth in this Indenture and (ii) this Section 4.17 shall no longer apply once the Escrow Release Date has occurred.

ARTICLE 5

SUCCESSORS

SECTION 5.01.          Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a)          From and after the Issue Date, neither Parent nor, if the Issuer is not Parent, the Issuer shall merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not Parent or the Issuer, as applicable, is the surviving Person), or Dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries, in each case, taken as a whole, as applicable, in one or more related transactions, to any Person (other than pursuant to the Transactions or the SpinCo-Issuer Merger) unless:

(1)          Parent or the Issuer, as the case may be, is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than such Parent or the Issuer, as the case may be) or to which such Disposition will have been made is a Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (being herein called the “Successor Company”); provided that in the case where the Successor Company of the Issuer is not a corporation, a co-issuer of the Notes is a corporation;

(2)          the Successor Company, if applicable, expressly assumes (i) in the case of Parent, all of the obligations of Parent under this Indenture (and the Notes and its Note Guarantee, as applicable), or (ii) in the case of the Issuer, all of the obligations of the Issuer under this Indenture and the Notes pursuant to one or more supplemental indentures or other customary documents or instruments;

(3)          immediately after such transaction, no Event of Default shall have occurred and be continuing; and

(4)          the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, winding up, Division, Disposition and such supplemental indenture(s) or other documents or instruments, if any, comply with this Indenture.

(b)          The Successor Company will succeed to and be substituted for Parent or the Issuer, as the case may be, under this Indenture, the Notes and the Note Guarantee, as applicable, and Parent or the Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture, the Notes and the Note Guarantee, as applicable.  For the avoidance of doubt, if and when SpinCo executes and delivers the SpinCo Supplemental Indenture, SpinCo shall be a Successor Company that succeeds to and is substituted for the Issuer under this Indenture and the Notes, and the prior Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.  Notwithstanding Section 5.01(a)(3):

(1)          any Restricted Subsidiary may merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or Dispose of all or part of its properties and assets to Parent or any Restricted Subsidiary and

(2)          Parent or the Issuer may merge, consolidate or amalgamate with or into, wind up into, or consummate a Division as the Dividing Person with, an Affiliate of Parent or the Issuer solely for the purpose of reincorporating Parent or the Issuer in the United States, any state thereof or the District of Columbia.

(c)          From and after the Issue Date, subject to the provisions described in this Indenture governing release of a Note Guarantee, no Subsidiary Guarantor shall, and Parent shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer or a Guarantor is the surviving Person), or Dispose of all or substantially all of its and its Restricted Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to any Person (other than pursuant to the Transactions) unless:

(1)          (A)       such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than such Subsidiary Guarantor) or to which such Disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary

Guarantor or any other Guarantor, or the laws of the United States, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); and

(B)        the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Note Guarantee pursuant to one or more supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee; or

(2)          the transaction is not prohibited by Section 4.10.

(d)        The Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Note Guarantee and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Note Guarantee.  Notwithstanding the foregoing, nothing in this covenant shall restrict (and none of the requirements set forth in the preceding paragraph shall apply to) (i) the liquidation or dissolution of any Subsidiary Guarantor if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Holders; (ii) any merger, consolidation, amalgamation, dissolution or liquidation, or any winding up or Division, that (A) constitutes or effects any Disposition otherwise permitted by Section 4.10 (for the avoidance of doubt, including pursuant to the definition of “Asset Sale”, but excluding clauses (a), (b) and (c) of such definition), (B) is with or into the Issuer or another Guarantor or (C) is with or into the Issuer or an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state thereof or the District of Columbia or the jurisdiction of organization of any other Guarantor; and (iii) the conversion of Parent or any Subsidiary Guarantor into another form of entity of the jurisdiction of organization of such Subsidiary Guarantor or any other Guarantor or a jurisdiction in the United States, any state thereof or the District of Columbia, or any merger, consolidation, amalgamation or Division in connection with internal reorganizations or restructurings or activities related to tax planning so long as, in the case of any such transaction involving any Guarantor, after giving effect to such conversion, merger, consolidation, amalgamation, Division, reorganization, restructuring or activity, the value of the Note Guarantees, taken as a whole, is not materially reduced (as reasonably determined by Parent in good faith).

SECTION 5.02.          Supplemental Indenture.

Notwithstanding anything to the contrary in this Indenture, nothing in this Indenture shall prohibit or otherwise restrict the Transactions (including the Merger and the SpinCo-Issuer Merger); provided that, (i) in the case of the RMT Transactions, after the consummation of the Merger, the Effective Date Guarantors become parties to this Indenture in their capacities as Issuer or Guarantors, as applicable, and (ii) in the case of the SpinCo-Issuer Merger, SpinCo either is or becomes a party to this Indenture in its capacity as Issuer, in each case, by executing and delivering the applicable Supplemental Indenture.  Notwithstanding anything to the contrary in this Indenture, no Officer’s Certificate or Opinion of Counsel shall be required in connection with the execution and delivery of any Supplemental Indenture pursuant to this Section 5.02.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.          Events of Default.

(a)          An “Event of Default” wherever used herein, means any one of the following events:

(1)          default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)          default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)          failure by Parent or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) or (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4)          default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries (but only if the applicable guarantee is not contingent and has become due and payable) (other than (i) Indebtedness owed to Parent or a Restricted Subsidiary and (ii) any Permitted Receivables Financing), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)         such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b)         the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in the aggregate equal to $310.0 million (or its foreign currency equivalent); provided that for so long as any such acceleration is being contested in good faith by appropriate proceedings promptly instituted, then the Event of Default by reason thereof shall not be deemed to have occurred until the earlier of (i) the date of an adverse finding at the conclusion of such proceedings and (ii) the date that is one year following the occurrence of such default under this clause (b);

(5)          failure by Parent or any Restricted Subsidiary that is a Significant Subsidiary (other than any Receivables Subsidiary) (or group of Restricted Subsidiaries that together (as determined as of the then most recent consolidated financial statements of Parent for a fiscal quarter end that are provided pursuant to Section 4.03 or, if earlier, at the option of Parent, are internally available)

would constitute a Significant Subsidiary, other than any Receivables Subsidiary) to pay final non-appealable judgments aggregating in excess of $310.0 million (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgment becomes final and non-appealable, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)          (A) Parent or any Restricted Subsidiary that is a Significant Subsidiary (other than any Receivables Subsidiary) (or group of Restricted Subsidiaries that together (as determined as of the then most recent consolidated financial statements of Parent for a fiscal quarter end that are provided pursuant to Section 4.03 or, if earlier, at the option of Parent, are internally available) would constitute a Significant Subsidiary, other than any Receivables Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)          commences proceedings to be adjudicated bankrupt or insolvent;

(ii)         consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)        consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv)        makes a general assignment for the benefit of its creditors;

(B)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)         is for relief against Parent or any Restricted Subsidiary that is a Significant Subsidiary (other than any Receivables Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary), in a proceeding in which Parent or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, in each case, other than a Receivables Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)         appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent or any Restricted Subsidiary that is a Significant Subsidiary (other than a Receivables Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary), or for all or substantially all of the property of Parent or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, in each case, other than a Receivables Subsidiary; or

(iii)       orders the liquidation of Parent or any Restricted Subsidiary that is a Significant Subsidiary (other than a Receivables Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, in each case, other than a Receivables Subsidiary);

and the order or decree remains unstayed and in effect for 90 consecutive days; or

(7)          any Note Guarantee of (i) any Parent or (ii) any Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that together (as determined as of the then most recent consolidated financial statements of Parent for a fiscal quarter end that are provided pursuant to Section 4.03 or, if earlier, at the option of Parent, are internally available) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Parent or any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its obligations under its Note Guarantee (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of such Note Guarantee in accordance with the terms of this Indenture); or

(8)          the failure by the Issuer to consummate the Special Mandatory Redemption, to the extent required, as described under Section 3.10 of this Indenture.

(b)          In the event of any Event of Default specified in Section 6.01(a)(4), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)          the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)          the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)          the default that is the basis for such Event of Default has been cured.

SECTION 6.02.          Acceleration; Noteholder Direction.

(a)          If any Event of Default (other than an Event of Default specified in Section 6.01(a)(6) with respect to Parent or the Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in aggregate principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Notwithstanding anything in this Indenture to the contrary, a notice of Default may not be given with respect to any action taken, any inaction that occurred or any event that took place and, in each case, was either reported publicly or reported to Holders, more than two years prior to such notice of Default.  Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to Parent, the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.  In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide Parent and the Issuer with such other information as Parent may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”).  In any case in which the Holder is DTC or its nominee, each beneficial owner of the Notes agrees to notify DTC or the relevant participant if it is a Net Short Holder and DTC and the relevant participant shall be entitled to conclusively rely thereon in delivering its consent to any amendment, modification or waiver of any provision of this Indenture.

(b)          If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, Parent determines in good faith that there is a reasonable basis to believe that a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer or any of its Affiliates have initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter.  If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant.  Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c)          Notwithstanding anything in Section 6.02(a) or (b) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the third and fourth sentences of Section 6.02(a).

(d)          Upon the effectiveness of a declaration described in Section 6.02(a), such principal and interest shall be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of Section 6.01(a) with respect to Parent or the Issuer, the principal of and interest on all outstanding Notes shall become due and payable without further action or notice.  The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

(e)          The Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Section 6.02, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments, make any determination as to whether any Holder is a Net Short Holder or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of any litigation or a Noteholder Direction after an Officer’s Certificate has been provided to it but prior to a Directing Holder satisfying its Verification Covenant.  The Trustee shall have no liability to Parent, the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction (it being understood and agreed that the Trustee shall be entitled to conclusively rely on each such Position Representation).

(f)          (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (such other default, the “Initial Default”) occurs, then at the time such Initial Default is cured, the Default for a failure to report or failure to deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.  Any time period specified in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Notwithstanding anything to the contrary in this Indenture, each Holder and the Trustee hereby acknowledge that a restatement, recasting or other change of any financial statements shall not result in a Default or Event of Default under this Indenture to the extent that such restatement, recasting or other change does not reveal any material adverse difference in the financial position, results of operations or cash flows of Parent and its Restricted Subsidiaries in the previous financial statements from actual results reflected in such financial statements as so restated, recast or otherwise changed for any relevant prior period.

SECTION 6.03.          Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04.          Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder that is due and has not been paid, and may rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.          Control by Majority.

The Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, and the Trustee may act at the written direction of the Holders without liability.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06.          Limitation on Suits.

Subject to Sections 6.07 and 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability, fee or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Notes or this Indenture unless:

(1)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 30.0% in aggregate principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)          Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability, fee or expense;

(4)          the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)          Holders of a majority in aggregate principal amount of the total then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

These limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due date expressed in such Note.

SECTION 6.07.          Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or purchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.08.          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.          Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, Parent, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10.          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11.          Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12.          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13.          Priorities.

If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of Parent or the Issuer’s obligations under this Indenture, it shall pay out the money in the following order:

(i)          to the Trustee (including any predecessor trustee) and its agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)          to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)         to Parent or the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14.          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01.          Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)          Except during the continuance of an Event of Default:

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)        in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this Section 7.01(c) does not limit the effect of Sections 7.01(b) or 7.01(g);

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e)          The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability, fee or expense, with respect to such exercise.

(f)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

SECTION 7.02.          Rights of Trustee.

Subject to the provisions of Section 7.01:

(a)          The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee shall not be bound to make any investigation into any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Parent or the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.  Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order.

(f)          The Trustee shall not be deemed to have actual or constructive notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g)         In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)        The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)         The Trustee may request that the Issuer and any Guarantor deliver a certificate setting forth the names of the individuals or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

SECTION 7.03.          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Parent or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as such term is used in the Trust Indenture Act), it must eliminate such conflict within 90 days or resign as Trustee.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10.

SECTION 7.04.          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.  The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture, including with respect to the calculation of any basket or ratio under this Indenture or compliance with any provisions of this Indenture in connection with any Testing Transaction or any Testing Election.  The Trustee shall have no duty to monitor or investigate Parent’s or the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture.  The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture; the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture.

SECTION 7.05.          Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send to Holders a notice of the Default within 90 days after it is known to the Trustee.  Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if a Responsible Officer of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.          [Reserved].

SECTION 7.07.          Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder and the Trustee shall not incur any liability it if fails to so notify.  The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct or gross negligence.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

SECTION 7.08.          Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(a)          the Trustee fails to comply with Section 7.10;

(b)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)          a custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall send a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.          Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee under this Indenture and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor.

SECTION 7.10.          Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11.           [Reserved].

SECTION 7.12.          Certain Tax Matters.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, Parent agrees (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about the parties or transactions related to this Indenture and the Notes (including any modification to the terms of such transactions) so the Trustee can determine whether it has Tax related obligations under Applicable Law, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.  The terms of this section shall survive the termination of this Indenture.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.          Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.          Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their Obligations with respect to all outstanding Notes, this Indenture and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other Obligations under such Notes and this Indenture, and to have the Obligations of each of the Guarantors discharged with respect to its Note Guarantee (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same)

and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged under this Indenture:

(a)          the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b)          the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)          the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d)          this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03.          Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.17 and clauses (3) and (4) of Section 5.01(a), Section 5.01(c) and Section 5.01(d) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under this Indenture (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Parent and its Restricted Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) and 6.01(a)(7) shall not constitute Events of Default.

SECTION 8.04.          Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1)          the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest due on the

Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)          in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)         the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(b)         since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)          the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)          the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05.          Deposited Money and U.S Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any Tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such Tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.          Repayment to Issuer.

The Trustee and each Paying Agent shall promptly turn over to the Issuer upon receipt of an Issuer Order any excess money or securities held by them upon payment of all the obligations under this Indenture.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07.          Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.          Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, any Guarantor (with respect to its Note Guarantee and this Indenture, but excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor), and the Trustee, without the consent of any Holders, may amend the Notes, the Note Guarantee, this Indenture and the Escrow Agreement, for any of the following purposes:

(1)          to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that any uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(3)          to comply with Article 5;

(4)         to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture (including an assumption of Escrow Issuer’s obligations pursuant to the Escrow Agreement, and including the Assumption pursuant to the SpinCo-Issuer Merger);

(5)          to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(6)          to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)          to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(9)          to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor paying agent hereunder pursuant to the requirements hereof;

(10)        to add a Guarantor or any other guarantor or co-obligor of the Notes under this Indenture;

(11)        to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees as certified to the Trustee in an Officer’s Certificate;

(12)        to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)        to secure the Notes or the Note Guarantees;

(14)        to release any Guarantor from its Note Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(15)        to release any Lien securing the Notes when permitted by this Indenture (including pursuant to Section 4.12(b) and including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes); or

(16)        to comply with the rules of any applicable securities depositary.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Sections 9.06 and 12.08, the Trustee shall join with the Issuer in the execution of any such amended or supplemental indenture (unless such amended or supplemental indenture adversely and directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture).

For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions of Section 4.14, the definition of “Change of Control,” the definition of “Change of Control Triggering Event,” the definition of “Below Investment Grade Rating Event,” or any of the covenants included in this Indenture (for the avoidance of doubt, not including amendments, waivers, modifications or deletions (a) to the covenant to pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes or (b) that provide for the subordination in right of payment of the Notes to other Indebtedness of the Issuer or Guarantors) shall be deemed to impair or affect any rights of Holders of the Notes (i) relating to waivers of past Defaults or to receive payment of principal of or premium, if any, or interest on such Holder’s Notes or (ii) make any change or modification in the ranking of any Note that would adversely affect the Holders of the Notes.

SECTION 9.02.          With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, any Note Guarantee and the Escrow Agreement, and, subject to Section 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, any Note Guarantee or the Escrow Agreement may be waived, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (for the avoidance of doubt, including Additional Notes, if any) voting as a single class (including consents or waivers obtained in connection with a purchase of, or tender offer (including a Change of Control Offer) or exchange offer for, the Notes).  Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture (unless such amended or supplemental indenture adversely and directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture).

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver, it being understood that the Issuer will be deemed to have delivered such notice if Parent has filed a report or reports with the SEC containing the information required hereby.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1)          reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the time at which such Notes may be redeemed under Section 3.07; provided that any amendment to notice periods may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(3)          reduce the rate of or change the time for payment of interest on any Note;

(4)         waive a Default or Event of Default in (a) the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration, or (b) in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5)          make any Note payable in money other than that stated therein;

(6)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)          make any change in these amendment and waiver provisions;

(8)          amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(9)          make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)        except as expressly permitted by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

SECTION 9.03.          [Reserved].

SECTION 9.04.          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05.          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.          Trustee to Sign Amendments, Etc..

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  Parent and the Issuer may not sign an amendment, supplement or waiver until their Boards approve it.  In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

SECTION 10.01.         Guarantee.

Subject to this Article 10, from and after the Effective Date, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, as primary obligor and not merely as surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Credit Facilities).

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02.         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03.         Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a Guarantor Supplemental Indenture shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, Parent shall cause any Domestic Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04.         Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05.         Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06.         Release of Note Guarantees.

Each Note Guarantee by a Guarantor and all obligations of such Guarantor under this Indenture and such Note Guarantee shall be automatically and unconditionally released and discharged without the need for any action by such Parent, the Issuer, such Guarantor, the Trustee or any other Person:

(a)          in the case of a Subsidiary Guarantor, upon any sale, exchange, issuance, transfer or other Disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, issuance, transfer or other Disposition is not prohibited by the applicable provisions of this Indenture;

(b)        (A) upon the release or discharge of such Guarantor (if Parent is a Guarantor prior to the consummation of the SpinCo-Issuer Merger, other than Parent prior to the consummation of the SpinCo-Issuer Merger) as borrower or guarantor, as applicable, under the Senior Credit Facilities, (B) upon the release or discharge of such other Indebtedness or guarantee that required such Guarantor to provide such Note Guarantee pursuant to clause (ii) of Section 4.15 or (C) in the case of a Note Guarantee required to be provided pursuant to clause (ii) of Section 4.15, upon a reduction in aggregate principal amount of the Indebtedness being guaranteed by such Guarantor that resulted in such Guarantor providing such Note Guarantee to $310.0 million or less, except (x) in the case of clauses (A) and (B), a discharge or release by or as a result of payment under such Indebtedness or guarantee after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release) and (y) in all cases, if at the time of the release and discharge of such Note Guarantee, such Guarantor would be required to guarantee the Notes pursuant to any of the provisions of Section 4.15;

(c)          in the case of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(d)          upon the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or upon the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(e)          in the case of a Subsidiary Guarantor, upon the merger, amalgamation, consolidation or winding up of such Subsidiary Guarantor with and into the Issuer or another Guarantor (including, for the avoidance of doubt, a Person that becomes Issuer or Guarantor upon such merger, amalgamation, consolidation or winding up) that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Subsidiary Guarantor;

(f)          in the case of a Subsidiary Guarantor, upon the occurrence of a Covenant Suspension Event; provided that (i) such Note Guarantee shall not be released pursuant to this clause (f) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities and (ii) if applicable, following a Reversion Date, such Note Guarantee shall be reinstated in accordance with Section 4.16;

(g)          in the case of Parent, if Parent is a Guarantor prior to the consummation of the SpinCo-Issuer Merger, upon the consummation of the SpinCo-Issuer Merger; or

(h)          as described under Article 9 hereof.

SECTION 10.07.         Effectiveness of Guarantees.

This Indenture shall be effective upon its execution and delivery by the parties hereto.  The provisions set forth in this Article 10 will only become operative with respect to a Guarantor concurrently with the execution and delivery of a Guarantor Supplemental Indenture by such Guarantor.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01.         Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes when:

(1)          either:

(i)          all Notes theretofore authenticated and delivered (except mutilated, destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation; or

(ii)        (A) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(B)        the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in an amount (including scheduled payments thereon) sufficient, in the opinion of an

Independent Financial Advisor to the extent such amounts consist of U.S. Government Obligations, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the date of maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(C)        no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and

(D)         the Issuer has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be;

(2)          the Issuer has paid or caused to be paid all other sums payable by them under this Indenture; and

(3)          the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.  Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (ii)(A), (B), (C) and (D) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(1)(ii)(B), the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02.         Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

ESCROW MATTERS

SECTION 12.01.         Escrow Account.

(a)          Concurrently with the issuance of the Notes, the Escrow Issuer will enter into an escrow agreement (as amended, supplemented or modified from time to time, the “Escrow Agreement”) among the Escrow Issuer, the Trustee and JPMorgan Chase Bank, N.A., as escrow agent (in such capacity, together with its successors, the “Escrow Agent”).  Pursuant to the Escrow Agreement, the Escrow Issuer will deposit (or cause to be deposited) into an escrow account (the “Escrow Account”) an amount equal to the gross proceeds of the Notes sold on the Issue Date (collectively and, together with any other property from time to time held by the Escrow Agent in the Escrow Account, the “Escrowed Property”).

(b)          Prior to the Assumption, periodic interest payments due under this Indenture will be paid from the Escrowed Property.  Amounts of the Escrowed Property will otherwise be held in the Escrow Account until the earlier of (i) an Escrow Release (as defined below) following the delivery by the Escrow Issuer to the Escrow Agent of the Escrow Release Notice and (ii) a Special Mandatory Redemption Date.

SECTION 12.02.         Release of Escrowed Property.

(a)          Subject to the provisions described above regarding periodic interest payments and the provisions described below in Section 3.10, the Escrow Issuer will only be entitled to direct the Escrow Agent to release Escrowed Property (in which case the Escrowed Property will be paid to or as directed by the Escrow Issuer) (the “Escrow Release”) upon delivery to the Escrow Agent, on or prior to the Outside Date, of an Officer’s Certificate, certifying that the following conditions (the “Escrow Release Conditions” and, such written instructions, the “Escrow Release Notice”) have been or, substantially concurrently with the release of the Escrowed Property, will be satisfied (the date of the Escrow Release is hereinafter referred to as the “Escrow Release Date”):

(1)          the Merger will occur substantially concurrently with the Escrow Release; and

(2)          the Effective Date Guarantors will, substantially concurrently with the Escrow Release, become, by supplemental indenture, party to this Indenture in the capacities described herein.

(b)         As used herein, “Outside Date” means the later of (i) June 20, 2025 and (ii) the date that is five Business Days after any later date to which the parties to the Merger Agreement agree to extend the “Outside Date” (as defined in the Merger Agreement).  The Escrow Issuer will notify the Escrow Agent in writing of any extension of the Outside Date in accordance with clause (ii) of the immediately preceding sentence.

(c)          The Escrow Release shall occur promptly upon receipt by the Escrow Agent of the Escrow Release Notice certifying to the foregoing.  Upon the occurrence of the Escrow Release, the Escrow Account shall be reduced to zero and the Escrowed Property and interest thereon shall be paid out in accordance with the Escrow Agreement.

SECTION 12.03.         [Reserved].

SECTION 12.04.         Trustee Direction to Execute Escrow Agreement.

The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.  The Issuer shall grant the Trustee, for its benefit and the benefit of the Holders, subject to certain liens of the Escrow Agent, a first-priority security interest in the Escrow Account and the Escrowed Property to secure the payment of the Special Mandatory Redemption Price; provided, however, that such liens and security interests shall automatically be released and terminated on the Escrow Account and Escrowed Property at such time as the Escrowed Property is released from the Escrow Account.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01.         Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Issuer or any Guarantor:

If on or prior to the consummation of the Merger:
c/o Lindsay Goldberg LLC
630 Fifth Avenue, 30th Floor,
New York, York 10111
Email: triedman@lindsaygoldbergllc.com, ley@lindsaygoldbergllc.com and legal@lindsaygoldbergllc.com
Attention: J. Russell Triedman, Vincent Ley and Lindsay Goldberg Legal

and

c/o American Securities LLC,
590 Madison Avenue, 38th Floor,
New York, New York 10022,
Email: bdickson@american-securities.com and eschondorf@american-securities.com
Attention: Benjamin Dickson and Eric L. Schondorf

If following the Escrow Release Date:
c/o Amentum Holdings, Inc.
4800 Westfields Blvd., Suite 400,
Chantilly, Virginia 20151
Email: stuart.young@amentum.com
Attention: Stuart Young

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone

If to the Trustee:

U.S. Bank Trust Company, National Association
111 Fillmore Avenue E.,

Saint Paul, MN 55107
Fax No.:  (651) 466-7430
Attention:  Global Corporate Trust

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication (including posting of information as contemplated by the provisions described under Section 4.03) will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.  Notices sent by overnight delivery service will be deemed given on the next Business Day after timely delivery to the courier and notices given electronically will be deemed given when sent.  Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.  Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, they shall mail a copy to the Trustee at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the Issuer, any Guarantor or any Holder elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including (i) the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, and the risk or interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than the method(s) selected by the Trustee; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

SECTION 13.02.         [Reserved].

SECTION 13.03.         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)          An Officer’s Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; provided that an Officer’s Certificate shall not be required in connection with the entering into of any Supplemental Indenture; and

(b)          An Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that an Opinion of Counsel shall not be required in connection with

(i) the issuance of the Notes that are issued on the Issue Date and (ii) the entering into of any Supplemental Indenture.

SECTION 13.04.        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.05.         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.06.         No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of SpinCo, Amentum or any of their respective Affiliates (including the Issuer and the Guarantors), as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees, this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.07.         Governing Law; Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INDENTURE AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE RESIDING IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION

OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE BROUGHT IN THE COURTS REFERRED TO ABOVE AND TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

SECTION 13.08.         Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09.         Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, epidemics, recognized public emergencies, quarantine restrictions and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, and hacking, cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access.

SECTION 13.10.         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Parent or the Restricted Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.11.         Successors.

All agreements of Parent and the Issuer in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors.

SECTION 13.12.         Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.13.         Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

SECTION 13.14.         Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.15.         USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following page]

AMENTUM ESCROW CORPORATION

By:	/s/ Stuart Young
	Name:	Stuart Young
	Title:	President

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP  [                     ]
ISIN  [                     ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

7.250% Senior Notes due 2032

No. ___ [$______________]

AMENTUM ESCROW CORPORATION

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]2 [of ________________________ United States Dollars]3 on August 15, 2032.

Interest Payment Dates:  February 1 and August 1

Record Dates:  January 15 and July 15

1 Rule 144A Note CUSIP:  02352B AA3
   Rule 144A Note ISIN:  US02352BAA35
   Regulation S Note CUSIP:  U0239B AA3
   Regulation S Note ISIN:  USU0239BAA36

       2  Use bracketed language for a Global Note.

       3  Use bracketed language for a Definitive Note.

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

AMENTUM ESCROW CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

AMENTUM ESCROW CORPORATION

Dated:

By:
Authorized Signatory

[Back of Note]

7.250% Senior Notes due 2032

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.         INTEREST.  Amentum Escrow Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 7.250% per annum from August 13, 20244 until maturity.  The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be February 1, 20254.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the interest rate on the Notes.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.         METHOD OF PAYMENT.  The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that all payments of principal of and interest and premium, if any, on all Global Notes shall be made in accordance with the Depositary’s applicable procedures.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  If a payment date is not a Business Day at the place of payment, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a regular record date is not a Business Day, the record date shall not be affected.

3.         PAYING AGENT AND REGISTRAR.  Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to the Holders.  The Issuer or any of its Subsidiaries may act in any such capacity.

4.         INDENTURE.  The Issuer issued the Notes under an Indenture, dated as of August 13, 2024 (the “Indenture”), between the Issuer and the Trustee.  This Note is one of a duly authorized issue of notes of the Issuer designated as its 7.250% Senior Notes due 2032.  The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

4 With respect to the Initial Notes.

5.          REDEMPTION AND REPURCHASE; SPECIAL MANDATORY REDEMPTION

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer (or an Alternate Offer or Advance Offer), as applicable, as further described in the Indenture.  Except as set forth in the Indenture with respect to a Special Mandatory Redemption, the Issuer shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

6.        DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, Alternate Offer, Advance Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before delivering a notice of redemption of Notes to be redeemed.

7.          PERSONS DEEMED OWNERS.  The registered Holder may be treated as its owner for all purposes.

8.          AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.         DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.  Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.       AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.       GOVERNING LAW.  THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.       CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Issuer at the following address:

[If on or prior to the consummation of the Merger:
c/o Lindsay Goldberg LLC
630 Fifth Avenue, 30th Floor,
New York, York 10111
Email: triedman@lindsaygoldbergllc.com, ley@lindsaygoldbergllc.com and legal@lindsaygoldbergllc.com
Attention: J. Russell Triedman, Vincent Ley and Lindsay Goldberg Legal

and

c/o American Securities LLC,
590 Madison Avenue, 38th Floor,
New York, New York 10022,
Email: bdickson@american-securities.com and eschondorf@american-securities.com
Attention: Benjamin Dickson and Eric L. Schondorf

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

[If following the Escrow Release Date:

c/o Amentum Holdings, Inc.
4800 Westfields Blvd., Suite 400,
Chantilly, Virginia 20151
Email: stuart.young@amentum.com
Attention: Stuart Young

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ____________________________________________________________________________________________________________________________________________________
                 (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ___________________________________________________________________________________________________________________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________

Your Signature: _______________________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* ____________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10	[ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_________________

Date:	______________

Your Signature: _____________________________________________________________
Sign exactly as your name appears on the face of this Note)

Tax Identification No.: _______________________________________________________

Signature Guarantee:* ________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________.  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

___________________________

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[If on or prior to the consummation of the Merger:
c/o Lindsay Goldberg LLC
630 Fifth Avenue, 30th Floor,
New York, York 10111
Email: triedman@lindsaygoldbergllc.com, ley@lindsaygoldbergllc.com and legal@lindsaygoldbergllc.com
Attention: J. Russell Triedman, Vincent Ley and Lindsay Goldberg Legal

and

c/o American Securities LLC,
590 Madison Avenue, 38th Floor,
New York, New York 10022,
Email: bdickson@american-securities.com and eschondorf@american-securities.com
Attention: Benjamin Dickson and Eric L. Schondorf

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

[If following the Escrow Release Date:

c/o Amentum Holdings, Inc.
4800 Westfields Blvd., Suite 400,
Chantilly, Virginia 20151
Email: stuart.young@amentum.com
Attention: Stuart Young

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

U.S. Bank Trust Company, National Association (the “Trustee”)
111 Fillmore Avenue E.,
Saint Paul, MN 55107
Fax No.:  (651) 466-7430
Attention:  Global Corporate Trust

Re:  7.250% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of August 13, 2024 (the “Indenture”), between the Issuer and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.          [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.          [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S WHICH PROVISION MAY NOT BE RULE 144.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          [  ] such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(b)          [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.          [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)          [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.          The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)          [  ] a beneficial interest in the:

(i)          [  ] 144A Global Note (CUSIP 02352B AA3), or

(ii)         [  ] Regulation S Global Note (CUSIP U0239B AA3), or

(b)          [  ] a Restricted Definitive Note.

2.          After the Transfer the Transferee will hold:

[CHECK ONE]

(a)          [  ] a beneficial interest in the:

(i)          [  ] 144A Global Note (CUSIP 02352B AA3), or

(ii)         [  ] Regulation S Global Note (CUSIP U0239B AA3), or

(iii)        [  ] Unrestricted Global Note (CUSIP [         ]); or

(b)          [  ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[If on or prior to the consummation of the Merger:

c/o Lindsay Goldberg LLC
630 Fifth Avenue, 30th Floor,
New York, York 10111
Email: triedman@lindsaygoldbergllc.com, ley@lindsaygoldbergllc.com and legal@lindsaygoldbergllc.com
Attention: J. Russell Triedman, Vincent Ley and Lindsay Goldberg Legal

and

c/o American Securities LLC,
590 Madison Avenue, 38th Floor,
New York, New York 10022,
Email: bdickson@american-securities.com and eschondorf@american-securities.com
Attention: Benjamin Dickson and Eric L. Schondorf

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

[If following the Escrow Release Date:

c/o Amentum Holdings, Inc.
4800 Westfields Blvd., Suite 400,
Chantilly, Virginia 20151
Email: stuart.young@amentum.com
Attention: Stuart Young

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue, New York, NY 10001
Email: carcella@cravath.com and rpatrone@cravath.com
Attention: Craig Arcella and Ryan Patrone]

U.S. Bank Trust Company, National Association (the “Trustee”)
111 Fillmore Avenue E.,
Saint Paul, MN 55107
Fax No.:  (651) 466-7430
Attention:  Global Corporate Trust

C-1

Re:  7.250% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of August 13, 2024 (the “Indenture”), between the Issuer and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1)          EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)          [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)          [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)          [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial

D-2

interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)          [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)          EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)          [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)          [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]  [   ] 144A Global Note  [   ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

D-3

[Insert Name of Transferor]

By:
Name:
Title:

Dated:  _______________________

D-4

EXHIBIT D-1

[FORM OF GUARANTOR SUPPLEMENTAL INDENTURE]

[NUMBER] Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________], by [__________________] (the “Guarantor”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, Amentum Escrow Corporation (the “Issuer”) and U.S. Bank Trust Company, National Association (the “Trustee”) have heretofore executed and delivered an indenture, dated as of August 13, 2024 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7.250% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)          Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned such terms in the Indenture.

(2)          Guarantee.  The Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof.

(3)          Execution and Delivery.  The Guarantor agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4)          Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions

Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

(6)          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)          Ratification Of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(8)          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT D-2
[FORM OF SPINCO SUPPLEMENTAL INDENTURE]

[NUMBER] Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________], by and between Amazon Holdco Inc., a Delaware corporation (“SpinCo”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S E T H

WHEREAS, Amentum Escrow Corporation (the “Prior Issuer”) and U.S. Bank Trust Company, National Association (the “Trustee”) have heretofore executed and delivered an indenture, dated as of August 13, 2024 (as may be amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7.250% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, SpinCo may execute and deliver to the Trustee a supplemental indenture pursuant to which SpinCo shall become the Issuer of the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)          Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned such terms in the Indenture.

(2)          Assumption by SpinCo and Release of Notes Guarantees.  SpinCo hereby  expressly assumes all of the Prior Issuer’s rights and obligations under, and hereby succeeds to and is substitute for the Prior Issuer under, the Indenture and the Notes.

(3)          Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4)          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

(5)          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(6)          Ratification Of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(7)          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by SpinCo.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AMAZON HOLDCO INC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: